Exhibit (a) (iii)

Openwave Systems Inc.

1400 Seaport Boulevard

Redwood City, CA 94063

(650) 480-8000

OFFER TO EXCHANGE

OUTSTANDING OPTIONS

TO PURCHASE COMMON STOCK

March 13, 2003

OPENWAVE SYSTEMS INC.

OFFER TO EXCHANGE OUTSTANDING OPTIONS

THE OFFER EXPIRES AT 11:59 P.M., U.S. PACIFIC STANDARD TIME,

ON APRIL 23, 2003, UNLESS WE EXTEND THE OFFER (“EXPIRATION DATE”)

Beginning on March 13, 2003 (“Commencement Date”), subject to the terms set forth below, we are offering eligible employees the opportunity to exchange all outstanding options to purchase shares of our common stock (“Eligible Options”) for a designated number of replacement options to purchase shares of our common stock (“Replacement Options”). Certain employees, however, will not be eligible to participate in our offer to exchange Eligible Options. The employees excluded from this offer include (i) our Chief Executive Officer, (ii) Vice President level employees or higher who have executed a severance agreement or a transition agreement and have been notified that their jobs will be eliminated, (iii) employees based in Switzerland and (iv) employees to whom the Company has granted option awards on or after September 13, 2002 (collectively, “Excluded Employees”). In addition, the Company will not accept for exchange any options tendered under this offer that have an exercise price that is below the closing price of our common stock as quoted on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) on the Expiration Date. All Replacement Options will be nonqualified stock options, and the exact number of Replacement Options to be granted will depend upon the exercise price of the Eligible Options that you elect to exchange and whether or not you are an officer designated by our Chief Executive Officer as a member of the executive staff (“Executive Staff”). As explained in more detail below, the number of shares covered by the Replacement Options may be less than the number of shares subject to your Eligible Options. The Replacement Options will be granted between October 25, 2003 and November 24, 2003, on a date determined by our Board of Directors or its designee, or a later date if the offer is extended (“Replacement Option Grant Date”).

We are making this offer upon the terms and subject to the conditions described in this Offer to Exchange and in the attached Summary of Terms (which together, as they may be amended from time to time, constitute the “Offer”). This Offer is not conditioned upon a minimum number of Eligible Options being exchanged. This Offer is subject to conditions that we describe in Section 6 of this Offer to Exchange.

IF YOU ARE AN EMPLOYEE SUBJECT TO THE LAWS OF CERTAIN JURISDICTIONS OTHER THAN THE UNITED STATES OF AMERICA, YOU SHOULD ALSO REFER TO THE SUPPLEMENTAL MATERIALS SET FORTH AT THE END OF THIS DOCUMENT. THE SUPPLEMENTAL MATERIALS CONTAIN LEGAL INFORMATION THAT IS SPECIFICALLY RELEVANT TO OUR EMPLOYEES RESIDING IN CERTAIN JURISDICTIONS OTHER THAN THE UNITED STATES OF AMERICA.

ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION.

Shares of our common stock are quoted on NASDAQ under the symbol “OPWV”. On March 12, 2003, the closing sales price of our common stock as quoted on NASDAQ was $1.25 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Options.

You should direct questions about this Offer or requests for assistance in completing the related documentation by sending an email to: optionexchange@openwave.com.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (SEC). NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

IMPORTANT

If you wish to accept this Offer, you must complete the Election Form and submit it no later than 11:59 p.m., U.S. Pacific Standard Time, on April 23, 2003, or a later date if we extend the Offer. Although you may not accept this Offer until March 13, 2003, the Election Form is included with these materials and is available on our internal website at http://inside.openwave.com/human_resources/compensation/stock_exchange.

Beginning on March 13, 2003, you may complete the online Election Form and submit it electronically no later than 11:59 p.m., U.S. Pacific Standard Time, on April 23, 2003, or a later date if we extend the Offer. If you are unable to submit the Election Form electronically, beginning on March 13, 2003, you may submit a hard copy of the Election Form. To do so, you must return your signed Election Form to Angela Loeffler, via hand delivery, fax at (650) 480-2700, or overnight courier at your own expense to Angela Loeffler, Openwave Systems Inc. 1400 Seaport Boulevard, Redwood City, California 94063. Your signed Election Form must be received by Angela Loeffler no later than 11:59 p.m., U.S. Pacific Standard Time, on April 23, 2003, or a later date if we extend the Offer. If you accept the Offer electronically via the online Election Form, you will not need to and should not submit a hard copy of the Election Form unless you are an employee based in Brazil, France, Netherlands, Italy, Germany, Republic of Ireland, Canada, or Argentina.

If you are an employee based in Brazil, France, Netherlands, Italy, Germany, Republic of Ireland, Canada, or Argentina, you must submit a signed hard copy of the Election Form, regardless of whether you submit an Election Form online, to your Human Resources Manager via hand delivery. Your signed Election Form must be received by your Human Resources Manager no later than 11:59 p.m., U.S. Pacific Standard Time, on April 23, 2003, or a later date if we extend the Offer. In the event of a conflict or inconsistency between the terms of a hard copy Election Form that you submit and an Election Form that you submit electronically, the terms of the hard copy Election Form shall prevail.

If you do not submit an Election Form prior to the Expiration Date, we will treat your decision not to submit an Election Form as a rejection of the Offer.

You do not need to return your stock option agreements for your Eligible Options to effectively elect to accept this Offer, as they will be automatically cancelled if we accept your Eligible Options for exchange. However, you will be required to return your stock option agreements upon our request.

The exercise price of the Replacement Options will be the closing price of our common stock as reported by NASDAQ on the Replacement Option Grant Date. For employees based in Italy, in order to satisfy the requirements of a fair market value plan exemption under Italian tax law, the exercise price of the Replacement Options granted to you may have an exercise price that will be the higher of the closing price of our common stock as reported by NASDAQ on the grant date of the Replacement Options and the average of the closing prices of our common stock during the month preceding the grant date of the Replacement Options. We do not know what the exercise price of the Replacement Options will be, and therefore, we cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Options. However, our Board of Directors believes that the Offer may create a better chance for some employees to obtain value from their options and our stock option program. The Board of Directors recognizes that the decision to accept the Offer is an individual one that should be based on a variety of factors. You should consult with your personal advisors to determine the specific financial and tax consequences relevant to your participation in the Offer. The information about this Offer is limited to this document, the attached Summary of Terms and the Tender Offer Statement on Schedule TO.

IF YOU ARE AN EMPLOYEE SUBJECT TO THE LAWS OF CERTAIN JURISDICTIONS OTHER THAN THE UNITED STATES OF AMERICA, YOU SHOULD ALSO REFER TO THE SUPPLEMENTAL MATERIALS SET FORTH AT THE END OF THIS DOCUMENT. THE SUPPLEMENTAL MATERIALS CONTAIN LEGAL INFORMATION THAT IS SPECIFICALLY RELEVANT TO OUR EMPLOYEES RESIDING IN CERTAIN JURISDICTIONS OTHER THAN THE UNITED STATES OF AMERICA.

WE HAVE NOT AUTHORIZED ANY PERSON INSIDE OR OUTSIDE THE COMPANY TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE ATTACHED SUMMARY OF TERMS AND THE ATTACHED TENDER OFFER STATEMENT ON “SCHEDULE TO”. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

TABLE OF CONTENTS

		Page
SUMMARY OF TERMS		1
THE OFFER.		12
1.	Number of Options; Expiration Date	12
2.	Purpose of the Offer	14
3.	Procedures	15
4.	Change in Election	16
5.	Acceptance of Eligible Options for Exchange and Cancellation and Issuance of Replacement Options	17
6.	Conditions of the Offer	17
7.	Price Range of Common Stock	19
8.	Source and Amount of Consideration; Terms of Replacement Options	19
9.	Interests of Directors and Officers; Transactions and Arrangements Involving the Eligible Options	21
10.	Status of Eligible Options Acquired by Us in the Offer.	22
11.	Legal Matters; Regulatory Approvals	23
12.	Material Tax Consequences	23
13.	Extension of the Offer; Termination; Amendment	25
14.	Fees and Expenses	26
15.	Information About Us.	26
16.	Additional Information	45
17.	Forward Looking Statements; Miscellaneous	46

SCHEDULE A–Information about our Directors and Executive Officers

SUPPLEMENT 1 – A Guide to Issues in Australia
SUPPLEMENT 2 – A Guide to Issues in Canada
SUPPLEMENT 3 – A Guide to Issues in China
SUPPLEMENT 4 – A Guide to Issues in Hong Kong
SUPPLEMENT 5 – A Guide to Issues in Italy
SUPPLEMENT 6 – A Guide to Issues in Japan
SUPPLEMENT 7 – A Guide to Issues in Korea
SUPPLEMENT 8 – A Guide to Issues in The Netherlands
SUPPLEMENT 9 – A Guide to Issues in Spain
SUPPLEMENT 10 – A Guide to Issues in Sweden
SUPPLEMENT 11 – A Guide to Issues in the United Kingdom

SUMMARY OF TERMS

The references to Section numbers in these Questions and Answers are to Section numbers in the Offer To Exchange materials immediately following these Questions and Answers.

The Questions and Answers are grouped under the following categories:

•	General Discussion of the Stock Option Exchange Program

•	The Basics of the Stock Option Exchange Program

•	Vesting, Exercise Price and Term of Replacement Options

•	How the Option Cancellation and Exchange Works

•	How the Offer Affects Future Option Grants

•	The Duration of this Offer

•	Tax Status of Replacement Options; Tax Considerations

•	How to Elect to Exchange Your Eligible Options

•	Miscellaneous and More Information

GENERAL DISCUSSION OF THE STOCK OPTION EXCHANGE PROGRAM

Q1	What is the Stock Option Exchange Program?

A1	Our Stock Option Exchange Program (that we also call the “Offer”) is a voluntary program permitting eligible employees to cancel their stock options (“Eligible Options”) and exchange them for a replacement option covering a designated number of shares (“Replacement Options”). As explained in Section 1, the number of shares covered by the Replacement Options may be less than the number of shares subject to your Eligible Options. The Replacement Options will be granted between October 25, 2003 and November 24, 2003, on a date determined by our Board of Directors or its designee, or a later date if we extend the Offer (“Replacement Option Grant Date”), and will have an exercise price to be determined when they are granted.

Q2	Why are we offering the Stock Option Exchange Program?

A2	Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. By making this Offer, we intend to maximize stockholder value by creating better performance incentives for, and thus increasing retention of, our employees.

We designed our stock option program to be a valuable long-term incentive to you and to reward you for your contributions to our long-term business success. Our stock option program allows you to buy a specific number of shares of our common stock at a set exercise price on a future date. The exercise price is the price per share of common stock equal to the fair market value of our common stock on the date that your stock option was granted and is contained in your option agreement. If the current fair market value of our common stock is greater than the exercise price of the shares of common stock in your option, you would have the opportunity to purchase common stock with a built-in gain at the time you exercise your option. The built-in gain would be equal to the difference in the value of the common stock on the day you exercise all or part of your options and the exercise price.

We are offering you the opportunity to participate in our Stock Option Exchange Program. Your participation in this Offer is voluntary, and we will allow you to either keep your current Eligible Options at their current exercise price or cancel those Eligible Options in exchange for Replacement Options, which will be granted on the Replacement Option Grant Date. (See Section 1.)

Q3	What options may I exchange as part of this program?

A3	We are offering to exchange stock options that are currently outstanding under the Openwave Systems Inc. 1995 Stock Plan, the Openwave Systems Inc. 1996 Stock Plan, the Openwave Systems Inc. 2000 Non-Executive Stock Option Plan (formerly Phone.com, Inc. 2000 Non-Executive Stock Option Plan) the Phone.com 1995 Stock Plan, the Software.com, Inc. 2000 Nonstatutory Stock Option Plan, the Openwave Systems Inc. 2001 Stock Compensation Plan, and plans of subsidiaries of Openwave Systems Inc. that are held by our employees or by employees of our subsidiaries. (See Section 1.) Certain employees, however, will not be eligible to participate in the Offer. The employees excluded from the Offer include (i) our Chief Executive Officer, (ii) Vice President level employees or higher who have executed a severance agreement or a transition agreement and have been notified that their job will be eliminated, and (iii) employees based in Switzerland and (iv) employees to whom the Company has granted option awards on or after September 13, 2002 (collectively, “Excluded Employees”).

Options previously exercised and options granted under our Employee Stock Purchase Plan are not subject to this Offer. In addition, common stock––whether issued based upon the exercise of options or acquired through our Employee Stock Purchase Plan––is not eligible to participate in the Offer. As a result, options that were exercised prior to vesting are not subject to this Offer, even if the common stock related to such options has not yet been issued.

Q4	Are there conditions to the Offer?

A4	The Offer is subject to a number of conditions, including the conditions described in Section 6. However, the Offer is not conditioned on a minimum number of optionholders accepting the Offer or a minimum number of options being exchanged.

Q5	Are there any eligibility requirements that I must satisfy in order to receive the Replacement Options?

A5	You must be one of our employees or an employee of one of our eligible subsidiaries on the Expiration Date, and you must remain continuously employed through the Replacement Option Grant Date. In addition, you must be an Eligible Employee which means, among other things, that you cannot have received a stock award granted on or after September 13, 2003. (See Section 5.)

If you are not an employee on the Expiration Date, you will not be eligible to exchange any Eligible Options and any election you may have made will not be accepted by us. If your employment with us is terminated prior to the Expiration Date due to a reduction in force, you will fall into this category.

If you do not remain an employee through the Replacement Option Grant Date and your Eligible Options were cancelled under this Offer, you will not be granted Replacement Options and your cancelled options will not be reinstated.

THE BASICS OF THE STOCK OPTION EXCHANGE PROGRAM

Q6	How does the Offer work?

A6	Beginning March 13, 2003, until (and including) the Expiration Date, you may decide to exchange any one or all of your Eligible Options for Replacement Options, which will be granted on the Replacement Option Grant Date. All Replacement Options will be nonqualified stock options and the exact number of Replacement Options to be granted will depend upon the exercise price of the Eligible Options that you elect to exchange and whether or not you are an officer designated by our Chief Executive Officer as a member of the executive staff (“Executive Staff”). As explained in more detail below, the number of shares covered by the Replacement Options may be less than the number of shares covered by your Eligible Options.

Q7	What if my Eligible Options are not currently vested? Can I exchange them?

A7	Yes. Your Eligible Options do not need to be vested in order for you to participate in the Offer. You may exchange outstanding vested, unvested, or partially vested options.

Q8	If I elect to exchange my Eligible Options, do I have to exchange all of my Eligible Options or can I just exchange some of them?

A8	If you have more than one Eligible Option, then you may exchange any or all of them. You cannot exchange part of any particular Eligible Option and keep the balance; you must exchange all unexercised shares that are subject to each particular Eligible Option. In addition, if you exchange any of your Eligible Options, you must defer any right that you presently may have to receive additional stock option grants until the Replacement Option Grant Date.

Q9	When will I receive my Replacement Options?

A9	You will receive your Replacement Options on the Replacement Option Grant Date, which is expected to be between October 25, 2003 and November 24, 2003, on a date determined by our Board of Directors or its designee, or a later date if we extend the Offer.

(See Section 5.)

Q10	Why won’t I receive my Replacement Options immediately after the Expiration Date of the Offer?

A10	In order to avoid potentially significant accounting consequences to our financial statements that can result from stock option exchanges, we cannot grant Replacement Options for at least six months and one day after the Expiration Date, which will be April 23, 2003, or a later date if we extend the Offer. Therefore, you will not receive your Replacement Options until the Replacement Option Grant Date, which will be between October 25, 2003 and November 24, 2003, on a date determined by our Board of Directors or its designee, or a later date if we extend the Offer. Any other options to be granted to you by us prior to the Replacement Option Grant Date will also be deferred until the Replacement Option Grant Date. (See Section 5.)

VESTING, EXERCISE PRICE AND TERM OF REPLACEMENT OPTIONS

Q11	How will my Replacement Options vest?

A11	Each Replacement Option will have the same vesting commencement date and vesting schedule as the corresponding Eligible Option. Therefore, on the Replacement Option Grant Date, each Replacement Option shall be vested to the same extent that you would have been vested in your respective Eligible Option had you not cancelled it. Additionally, each Replacement Option may contain vesting provisions in the event of the occurrence certain corporate transactions that are the same as the corresponding terms of the Eligible Option cancelled.

Q12	Will I have to wait to sell common stock acquired pursuant to the Replacement Options?

A12	Possibly. Employees who are subject to our window trading policy may have to wait before selling any portion of the shares of common stock acquired pursuant to the Replacement Options.

Q13	What is the exercise price for the Replacement Options?

A13	The exercise price of your Replacement Options will be the fair market value of our common stock on the Replacement Option Grant Date, which is expected to be between October 25, 2003 and November 24, 2003, on a date determined by our Board of Directors or its designee, or a later date if we extend the Offer. The fair market value of our common stock on the Replacement Option Grant Date will be the closing price of our common stock as reported on NASDAQ on the Replacement Option Grant Date. For employees based in Italy, in order to satisfy the requirements of a fair market value plan exemption under Italian tax law, the exercise price of the Replacement Options granted to you may have an exercise price that will be the higher of the closing price of our common stock as reported by NASDAQ on the grant date of the Replacement Options and the average of the closing prices of our common stock during the month preceding the grant date of the Replacement Options. We cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Options you exchanged. Therefore, we recommend that you obtain current market quotations for our common stock before deciding whether to elect to participate in the Offer.

Q14	How long is the option term of the Replacement Options?

A14	All Replacement Options will have our standard option expiration term of ten years. If your employment with us is terminated, the option expiration term will be shortened. (See Section 8.)

Q15	How long will I have to wait after the Replacement Option Grant Date before I can exercise the vested portion of my Replacement Option(s)?

A15	After the Replacement Options are granted on Replacement Option Grant Date, it will take us approximately ten (10) business days to process the documentation related to the Replacement Options. As a result, you will be required to wait for approximately ten (10) business days after the Replacement Option Grant Date before you can exercise the vested portion of a Replacement Option.

HOW THE OPTION CANCELLATION AND EXCHANGE WORKS

Q16	If I exchange my Eligible Options, how many shares will I receive under my Replacement Options?

A16	The exact number of shares subject to a Replacement Option will be determined based upon the exercise price of the exchanged Eligible Option and whether or not you are an officer designated by our Chief Executive Officer as a member of the executive staff (“Executive Staff”). In order to determine the number of shares that will be subject to a Replacement Option, you must multiply the number of shares subject to your Eligible Option by the appropriate “Exchange Ratio” with the result being rounded down to the next whole share. The appropriate Exchange Ratio for employees who are not members of the Executive Staff can be determined by referring to Table 1 below. The appropriate Exchange Ratio for employees who also are members of the Executive Staff can be determined by referring to Table 2 below.

Table 1: Employees Generally (Except Executive Staff)

Exercise Price of Eligible Option	Exchange Ratio
Greater than or equal to $15.00	.20
Less than $15.00 but greater than or equal to $7.50	.40
Less than $7.50 but greater than or equal to $5.00	.80
Less than $5.00	1.00

Table 2: Executive Staff Employees

Exercise Price of Eligible Option	Exchange Ratio
Greater than or equal to $7.50	.10
Less than $7.50 but greater than or equal to $5.00	.50
Less than $5.00	1.00

IN ADDITION, THE NUMBER OF SHARES COVERED BY YOUR REPLACEMENT OPTIONS WILL BE ADJUSTED FOR ANY STOCK SPLITS,

STOCK DIVIDENDS, RECAPITALIZATIONS OR SIMILAR TRANSACTION THAT MAY OCCUR BETWEEN THE EXPIRATION DATE AND THE REPLACEMENT OPTION GRANT DATE. (SEE SECTION 1.)

Example 1: An employee who is not a member of the Executive Staff exchanges an Eligible Option to purchase 500 shares with an exercise price of $17.00. Based on Table 1 above, since the exercise price of the Eligible Option is $17.00, the appropriate Exchange Ratio applicable to employee’s Eligible Option is .20. The product of .20 and 500 equals 100 (.20 x 500 = 100). The employee’s Replacement Option will be granted for 100 shares.

Q17	I have more than one Eligible Option. Do I have to exchange all of them in order to participate?

A17	No. You may exchange one or more of your Eligible Options or none at all. (See Section 1.)

Q18	Can I exchange a portion of an unexercised Eligible Option?

A18	No. If you elect to exchange an Eligible Option, you must exchange all unexercised shares covered by that Eligible Option.

Q19	Can I exchange the remaining portion of an Eligible Option that I have partially exercised?

A19	Yes. However, only unexercised shares covered by an Eligible Option may be exchanged if you elect to exchange a partially exercised Eligible Option. (See Section 1.) Shares which you have purchased by exercising any options are not eligible to be exchanged.

Q20	If I elect to exchange one or more of my Eligible Options as part of the Offer, are any other options affected?

A20	Yes. If you exchange any of your Eligible Options, you must defer any right, including any contingent right that you presently may have to receive additional stock option grants, until the Replacement Option Grant Date. (See Section 1.)

HOW	THE OFFER AFFECTS FUTURE OPTION GRANTS

Q21	If my employment agreement states that I am eligible for an additional option if I meet certain performance goals (an “Additional Option”), how does the Offer affect my possible award of an Additional Option?

A21	If you elect to exchange your Eligible Options, we cannot grant you any options during the six months after the date your Eligible Options are cancelled.

If you would otherwise be entitled to an Additional Option and if you elect to exchange your Eligible Options, the date of grant of your Additional Option will be delayed until the Replacement Option Grant Date, which is expected to be between October 25, 2003 and November 24, 2003, on a date determined by our Board of Directors or its designee, or a later date if we extend the Offer.

If you do not elect to exchange any Eligible Options under this Offer and you are otherwise entitled to an Additional Option, the date of grant of your Additional Option will be the date specified in your employment agreement.

Q22	What is the vesting schedule for deferred Additional Options?

A22	Additional Options, whether granted on the date originally communicated to you or deferred until the Replacement Option Grant Date, will vest without delay, beginning on the date specified in your employment agreement.

Q23	If I am promoted and I am eligible for a promotion option, can I receive the promotion option?

A23	If your promotion occurs prior to the Replacement Option Grant Date and you elected to exchange any Eligible Options under this Offer, any option that would otherwise be granted to you will not be granted until the Replacement Option Grant Date.

THE DURATION OF THIS OFFER

Q24	How long will this Offer remain open?

A24	Presently, the Offer is scheduled to begin on March 13, 2003, and to remain open until 11:59 p.m., U.S. Pacific Standard Time, on the Expiration Date, which will be April 23, 2003, or a later date if we extend the Offer. We have no plans to extend the Offer beyond April 23, 2003. However, if we do extend the Offer, you will be notified of the extension. If we extend the Offer, we will announce the extension no later than 6:00 a.m., U.S. Pacific Standard Time, on April 24, 2003. (See Section 13.)

Q25	If the Offer is extended, how does the extension affect the date on which my Replacement Options will be granted?

A25	If we extend the Offer, the Replacement Option Grant Date will be extended to a day that is at least six months and one day after the extended Expiration Date.

TAX STATUS OF REPLACEMENT OPTIONS; TAX CONSIDERATIONS

This section of the Questions and Answers does not discuss all of the tax consequences that may be relevant to you in your particular circumstances, but is merely intended to alert you to some of the tax information you may want to consider in making your decision. In addition, this section does not address any state or local tax consequences. Employees who are residents outside the United States should refer to the attached supplements for tax consequences related to their country of residence. Please note that tax laws change frequently and vary with your individual circumstances. You should consult with a tax advisor to determine the specific tax considerations and tax consequences relevant to your participation in the Offer.

Q26	Will my Replacement Options be incentive stock options or nonqualified stock options?

A26	All Replacement Options will be designated as nonqualified stock options even if the Eligible Option exchanged was an incentive stock option. (See Section 8.)

Q27	In the U.S., what is the difference under current rules in tax treatment between nonqualified stock options and incentive stock options?

A27	When you exercise a nonqualified stock option, you will pay federal income taxes and FICA taxes on the difference between the exercise price of the nonqualified stock option and the fair market value of the common stock on the day of exercise. This amount will be reported as income on your W-2 for the year in which the exercise occurs. Withholding amounts must be collected when the exercise takes place. When you sell shares that you have acquired by exercising a nonqualified stock option, any excess of the sale price over the exercise price of the option will be treated as long term capital gain or short term capital gain taxable to you at the time of sale, depending on whether you held the shares for more than one year.

You will not realize taxable ordinary income when you exercise an incentive stock option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of your shares, which is determined as of the date you exercise the option, exceeds the aggregate exercise price of the option. When you sell your shares that you have acquired by exercising an incentive stock option, the tax consequences of the sale depend on whether the disposition is “qualifying” or “disqualifying.” The disposition of your shares is a qualifying disposition if it is made after the later of: (a) more than two years from the date the incentive stock option was granted or (b) more than one year after the date the incentive stock option was exercised.

If the disposition of your shares you received when you exercised an incentive stock option is a qualifying disposition, any excess of the sale price over the exercise price of the option will be treated as long term capital gain taxable to you at the time of the sale. If the disposition is a disqualifying disposition, the excess of the fair market value of your shares on the date the option was exercised over the exercise price will be taxable ordinary income to you at the time of the sale. However, if the difference between the sale price and the option exercise price is less than the amount in the preceding sentence, this lesser amount (instead of the amount in the preceding sentence) is ordinary income to you. Any amount you realize in excess of the ordinary income amount will be long term capital gain or short term capital gain, depending on whether or not you sold your shares more than one year after the option was exercised.

Q28	Will I have to pay U.S. federal taxes if I exchange my Eligible Options in the Offer?

A28	We do not believe there are any U.S. tax consequences as a result of your participation in the Offer. However, for personalized tax advice you should contact your own tax advisor. If you are an employee based outside of the United States, we recommend that you consult with your own tax advisor to determine the tax, social insurance contribution and other consequences of this transaction under the laws of the country in which you live and/or work. (See Section 12.)

HOW TO ELECT TO EXCHANGE YOUR ELIGIBLE OPTIONS

Q29	What do I need to do to exchange my Eligible Options?

A29	Although you may not accept this Offer until March 13, 2003, the Election Form is included with these materials. Beginning on March 13, 2003, you may complete the online Election Form, which will be available on our internal website at http://inside.openwave.com/human_resources/compensation/stock_exchange and submit it electronically no later than 11:59 p.m., U.S. Pacific Standard Time, on April 23, 2003, or a later date if we extend the Offer. If you are unable to submit the Election Form electronically, beginning on March 13, 2003, you may submit a hard copy of the Election Form. To do so, you must submit your signed Election Form to Angela Loeffler, via hand delivery, fax at (650) 480-2700, or overnight courier at your own expense to Angela Loeffler, Openwave Systems Inc. 1400 Seaport Boulevard, Redwood City, California 94063. Your signed Election Form must be received by Angela Loeffler no later than 11:59 p.m., U.S. Pacific Standard Time, on April 23, 2003, or a later date if we extend the Offer. If you accept the Offer electronically via the online Election Form, you will not need to and should not submit a hard copy of the Election Form unless you are an employee based in Brazil, France, Netherlands, Italy, Germany, Republic of Ireland, Canada, or Argentina.

If you are an employee based in Brazil, France, Netherlands, Italy, Germany, Republic of Ireland, Canada, or Argentina, you must submit a signed hard copy of the Election Form, regardless of whether you submit an Election Form online, to your Human Resources Manager via hand delivery. Your signed Election Form must be received by your Human Resources Manager no later than 11:59 p.m., U.S. Pacific Standard Time, on April 23, 2003, or a later date if we extend the Offer. In the event of a conflict or inconsistency between the terms of a hard copy Election Form that you submit and an Election Form that you submit electronically, the terms of the hard copy Election Form shall prevail.

Q30	What is the deadline to elect to participate in the Offer?

A30	You must submit your Election Form no later than 11:59 p.m., U.S. Pacific Standard Time, on the Expiration Date, which is expected to be April 23, 2003, or a later date if we extend the Offer. Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time. If we extend the Offer, we will announce the extension no later than 6:00 a.m., U.S. Pacific Standard Time, on April 24, 2003. (See Sections 3 and 13.)

Q31	Can I change my election?

A31	Yes. You may change or withdraw your election at any time, before 11:59 p.m., U.S. Pacific Standard Time, on the Expiration Date. You may change or withdraw your Election Form by submitting a revised Election Form electronically no later than 11:59 p.m., U.S. Pacific Standard Time, on April 23, 2003, or a later date if we extend the Offer. If you are unable to submit a revised Election Form electronically, you may submit a hard copy of the Election Form. To do so, you must submit your signed Election Form to Angela Loeffler, via hand delivery, fax at (650) 480-2700, or overnight courier at your own expense to Angela Loeffler, Openwave Systems Inc. 1400 Seaport Boulevard, Redwood City, California 94063. Your signed Election Form must be received by Angela Loeffler no later than 11:59 p.m., U.S. Pacific Standard Time, on April 23, 2003, or a later date if we extend the Offer. If you revise your Election Form electronically via the online process, you will not need to and should not submit a hard copy of the Election Form unless you are an employee based in Brazil, France, Netherlands, Italy, Germany, Republic of Ireland, Canada, or Argentina.

If you are an employee based in Brazil, France, Netherlands, Italy, Germany, Republic of Ireland, Canada, or Argentina, you must submit a signed hard copy of a revised Election Form (regardless of whether you submit a revised Election Form online) to your Human Resources Manager via hand delivery to change your election. Your signed revised Election Form must be received by your Human Resources Manager no later than 11:59 p.m., U.S. Pacific Standard Time, on April 23, 2003, or a later date if we extend the Offer. In the event of a conflict or inconsistency between the terms of a hard copy Election Form that you submit and an Election Form that you submit electronically, the terms of the hard copy Election Form shall prevail.

There is no limit to the number of times you can change your election prior to the deadline.

Q32	What will happen if I don’t turn in my form by the deadline?

A32	If you miss this deadline, you cannot participate in the Offer. There are no plans to offer employees another opportunity to exchange Eligible Options.

Q33	What if I don’t accept this Offer?

A33	This Offer is completely voluntary. You do not have to participate, and there are no penalties for the electing not to participate in this Offer.

MISCELLANEOUS AND MORE INFORMATION

Q34	What happens if there is a discrepancy or irregularity concerning an Election Form?

A34	We will determine, in our discretion, all questions regarding the validity, form, eligibility (including time of receipt) and acceptance of Election Forms. Neither we nor any other person is obligated to give notice of any defects or irregularities in any Election Form and no one will be liable for failing to give such notice. Our determination of these matters will be final and binding on all parties.

Q35	What happens to my Replacement Options if Openwave merges or is acquired prior to the Replacement Option Grant Date?

A35	If we merge with or are acquired by another entity between the Expiration Date and Replacement Option Grant Date, then the resulting entity will be obligated to grant the Replacement Options under the same terms as provided in this Offer. However, in the event that an acquiror uses its own securities as consideration in the acquisition, the type of security and the number of shares covered by each Replacement Option may be determined by the acquisition agreement between us and the acquiror based on the same principles applied to the handling of the options to acquire our common stock that are outstanding at the time of the acquisition. As a result of the ratio in which our common stock may convert into an acquiror’s securities in an acquisition transaction, you may receive options for more or fewer shares of the acquiror’s securities than the number of shares subject to the Eligible Options that you exchange or than the number you would have received pursuant to a Replacement Option, if no acquisition had occurred. (See Section 8.) The exercise price of the Replacement Options will be at fair market value of our common stock (or the alternative security offered as a result of the acquisition agreement) in effect on the Replacement Option Grant Date. That price may already reflect the premium, if any, offered by the acquiror over the market value of our common stock on the date that the acquisition is publicly announced.

Also, if our common stock is acquired in exchange for cash consideration, the resulting entity would remain obligated to grant the Replacement Options under the same terms as provided in this Offer.

IT IS ALSO POSSIBLE THAT AN ACQUIROR MAY TERMINATE A NUMBER OF OUR EMPLOYEES IN CONNECTION WITH AN ACQUISITION. IF YOUR EMPLOYMENT WERE TO BE TERMINATED BY AN ACQUIROR PRIOR TO THE REPLACEMENT OPTION GRANT DATE, YOU WOULD NOT RECEIVE ANY REPLACEMENT OPTIONS.

Q36	Where do I go if I have additional questions about this Offer?

A36	Please send your questions by email to: optionexchange@openwave.com.

THE OFFER

1.	NUMBER OF OPTIONS; EXPIRATION DATE.

We are offering to exchange Replacement Options in exchange for Eligible Options held by our employees. Certain employees, however, will not be eligible to participate in the Offer. The employees excluded from the Offer include (i) our Chief Executive Officer, (ii) Vice President level employees or higher who have executed a severance agreement or a transition agreement and have been notified that their job will be eliminated, and (iii) employees based in Switzerland and (iv) employees to whom the Company has granted option awards on or after September 13, 2002 (collectively, “Excluded Employees”). Eligible Options are all outstanding options that were granted under the Openwave Systems Inc. 1995 Stock Plan, the Openwave Systems Inc. 1996 Stock Plan, the Openwave Systems Inc. 2000 Non-Executive Stock Option Plan (formerly Phone.com, Inc. 2000 Non-Executive Stock Option Plan), the Phone.com 1995 Stock Plan, the Software.com, Inc. 2000 Nonstatutory Stock Option Plan, the Openwave Systems Inc. 2001 Stock Compensation Plan, and plans of subsidiaries of Openwave Systems Inc. (collectively, the “Option Plans”). All Replacement Options will be nonqualified stock options under the Internal Revenue Code of 1986, as amended. As of March 12, 2003, there were option awards outstanding to purchase 54,854,501 shares of common stock under the Option Plans.

You may exchange one or more of your Eligible Options; but you may not exchange less than all shares subject to a particular Eligible Option. Our Offer is subject to the terms and conditions described in this Offer and the attached Summary of Terms. We will only accept Eligible Options that are properly exchanged and not validly changed or withdrawn in accordance with Section 4 of this Offer before the Offer expires on the Expiration Date.

The Replacement Options will be granted between October 25, 2003 and November 24, 2003, on a date determined by our Board of Directors or its designee, or a later date if the Offer is extended. As explained in detail below, the number of shares covered by the Replacement Options may be less than the number of shares subject to your Eligible Options.

The exact number of shares subject to a Replacement Option will be determined based upon the exercise price of the exchanged Eligible Option and whether or not you are a member of the Executive Staff. In order to determine the number of shares that will be subject to a Replacement Option, you must multiply the number of shares subject to your Eligible Option by the appropriate “Exchange Ratio” with the result being rounded down to the next whole share. The appropriate Exchange Ratio for employees who are not members of the Executive Staff can be determined by referring to Table 1 below. The appropriate Exchange Ratio for employees who also are members of the Executive Staff can be determined by referring to Table 2 below.

Table 1: Employees Generally (Except Executive Staff)

Exercise Price of Eligible Option	Exchange Ratio
Greater than or equal to $15.00	.20
Less than $15.00 but greater than or equal to $7.50	.40
Less than $7.50 but greater than or equal to $5.00	.80
Less than $5.00	1.00

Table 2: Executive Staff Employees

Exercise Price of Eligible Option	Exchange Ratio
Greater than or equal to $7.50	.10
Less than $7.50 but greater than or equal to $5.00	.50
Less than $5.00	1.00

THE NUMBER OF SHARES TO BE REPRESENTED BY THE REPLACEMENT OPTIONS WILL BE ADJUSTED FOR ANY STOCK SPLITS, STOCK DIVIDENDS, RECAPITALIZATIONS OR SIMILAR TRANSACTIONS THAT MAY OCCUR BETWEEN THE EXPIRATION DATE AND THE REPLACEMENT OPTION GRANT DATE.

IF, FOR ANY REASON, YOU ARE NOT EMPLOYED BY US OR ONE OF OUR SUBSIDIARIES FROM THE EXPIRATION DATE THROUGH THE REPLACEMENT OPTION GRANT DATE, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR ELIGIBLE OPTIONS THAT HAVE BEEN EXCHANGED. IF YOUR EMPLOYMENT WITH US OR ONE OF OUR SUBSIDIARIES TERMINATES AFTER YOU TENDER YOUR OPTIONS BUT PRIOR TO THE EXPIRATION DATE, YOU ARE NOT ELIGIBLE TO PARTICIPATE IN THE OFFER. PARTICIPATION IN THIS OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN EMPLOYED BY US OR ANY OF OUR SUBSIDIARIES.

REPLACEMENT OPTIONS WILL BE ISSUED UNDER OUR 2001 STOCK COMPENSATION PLAN PURSUANT TO THE FORM OF NONSTATUTORY STOCK OPTION AGREEMENT UNDER OUR 2001 STOCK COMPENSATION PLAN. ALTHOUGH REPLACEMENT OPTIONS ALSO MAY BE GRANTED UNDER THE OPENWAVE SYSTEMS INC. 1995 STOCK PLAN OR THE OPENWAVE SYSTEMS INC. 1996 STOCK PLAN, THE MATERIAL TERMS OF EACH REPLACEMENT OPTION WILL NOT BE MATERIALLY DIFFERENT FROM REPLACEMENT OPTIONS GRANTED UNDER OUR 2001 STOCK COMPENSATION PLAN PURSUANT TO THE FORM OF NONSTATUTORY STOCK OPTION AGREEMENT UNDER OUR 2001 STOCK COMPENSATION PLAN. IF YOU ARE AN EMPLOYEE RESIDENT OUTSIDE OF THE UNITED STATES, ADDITIONAL TERMS AND CONDITIONS MAY BE APPLICABLE TO YOUR REPLACEMENT OPTIONS.

The term Expiration Date of this Offer means 11:59 p.m., U.S. Pacific Standard Time, on April 23, 2003, unless we, in our discretion, extend the Offer. If we extend the Offer, the term Expiration Date will refer to the latest time and date at which the Offer expires. See Section 13 for a description of our rights to extend, delay, terminate and amend the Offer.

We will publish a notice if we decide to take any of the following actions:

•	increase or decrease what we will give you in exchange for your Eligible Options;

•	increase or decrease the number of Eligible Options to be exchanged in the Offer; or

•	extend or terminate the Offer.

If the Offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we also intend to extend the Offer for a period of ten business days after the date the notice is published. For this purpose, a business day means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:00 a.m. through 11:59 p.m., U.S. Eastern Time.

2.	PURPOSE OF THE OFFER.

Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. By making this Offer, we intend to maximize stockholder value by creating better performance incentives for, and thus increasing retention of, our employees.

The Board of Directors has approved this Offer. We do not know if the Replacement Options will have a lower exercise price than the Eligible Options. However, the Board of Directors believes that the Offer may create a better chance for some employees to obtain value from their options and our stock option program. The Board of Directors recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors, and you should consult with your personal advisors if you have questions about your financial and/or tax situation.

Except as otherwise disclosed in this Offer (see the discussion under the headings “Recent Developments” and “Risk Factors” in Section 15 hereof) or in our filings with the Securities and Exchange Commission (SEC), we presently have no plans or proposals that relate to or would result in:

(a)	any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

(b)	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

(c)	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

(d)	any change in our management, including a change to the material terms of employment of any executive officer;

(e)	any change in our present Board of Directors, including a change in the number or term of directors or to fill any existing Board of Directors vacancies;

(f)	any other material change in our corporate structure or business;

(g)	our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

(h)	our common stock becoming eligible for termination of registration pursuant to

Section 12(g)(4) of the Securities Exchange Act;

(i)	the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

(j)	the acquisition by any person of any material amount of our securities or the disposition of any material amount of securities; or

(k)	any change in our Certificate of Incorporation or Bylaws, or any actions which may impede the acquisition of control of us by any person.

Neither we nor our Board of Directors makes any recommendation as to whether you should exchange your Eligible Options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer and to consult your own legal, investment and/or tax advisors. You must make your own decision whether to exchange your Eligible Options.

3.	PROCEDURES.

Making Your Election. Although you may not accept this Offer until March 13, 2003, the Election Form to accept this offer is included with these materials. Beginning on March 13, 2003, you may complete the online Election Form, which will be available on our internal website http://inside.openwave.com/human_resources/compensation/stock_exchange and submit it electronically no later than 11:59 p.m., U.S. Pacific Standard Time, on the Expiration Date, or a later date if we extend the Offer. If you are unable to submit the Election Form electronically, beginning on March 13, 2003, you may submit a hard copy of the Election Form. To do so, you must return your signed Election Form to Angela Loeffler, via hand delivery, fax at (650) 480-2700, or overnight courier at your own expense to Angela Loeffler, Openwave Systems Inc. 1400 Seaport Boulevard, Redwood City, California 94063. Your signed Election Form must be received by Angela Loeffler no later than 11:59 p.m., U.S. Pacific Standard Time, on the Expiration Date, or a later date if we extend the Offer. If you accept the Offer electronically via the online Election Form, you will not need to and should not submit a hard copy of the Election Form unless you are an employee based in Brazil, France, Netherlands, Italy, Germany, Republic of Ireland, Canada, or Argentina.

If you are an employee based in Brazil, France, Netherlands, Italy, Germany, Republic of Ireland, Canada, or Argentina, you must submit a signed hard copy of the Election Form, regardless of whether you submit an Election Form online, to your Human Resources Manager via hand delivery. Your signed Election Form must be received by your Human Resources Manager no later than 11:59 p.m., U.S. Pacific Standard Time, on the Expiration Date, or a later date if we extend the Offer. In the event of a conflict or inconsistency between the terms of a hard copy Election Form that you submit and an Election Form that you submit electronically, the terms of the hard copy Election Form shall prevail.

You do not need to return your stock option agreements for your Eligible Options to effectively elect to accept the Offer, as they will be automatically cancelled if we accept your Eligible Options for exchange. You will be required to return your stock option agreements upon our request.

The delivery of the Election Forms and any other required documents are at the sole risk of the optionholder. Delivery will be deemed made only when actually received by us.

Determination of Validity; Rejection of Eligible Options; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the number of shares subject to Eligible Options and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms. Neither we nor any other person is obligated to give notice of any defects or irregularities in any Election Form and no one will be liable for failing to give such notice. Our determination of these matters will be final and binding on all parties. We may reject any or all Election Forms or Eligible Options that are exchanged to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the Eligible Options that are exchanged. No Eligible Options will be accepted for exchange until all defects or irregularities have been cured by the optionholder exchanging the Eligible Options. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any Eligible Options, and no one will be liable for failing to give notice of any defects or irregularities.

Our Acceptance Constitutes an Agreement. If you elect to exchange your Eligible Options and you exchange your Eligible Options according to the procedures described above, you will have accepted the Offer. Our acceptance of Eligible Options that are properly exchanged will form a binding agreement between you and us on the terms and subject to the conditions of this Offer. In addition, we will not accept for exchange any options tendered under this Offer that have an exercise price that is below the closing price of our common stock, as quoted on NASDAQ on the Expiration Date.

4.	CHANGE IN ELECTION.

You may change or withdraw your election at any time before 11:59 p.m., U.S. Pacific Standard Time, on the Expiration Date. In addition, if we have not accepted your Eligible Options for exchange within forty (40) business days following the Offer Date, you may withdraw your Election Form prior to our acceptance of your Eligible Options. Our method for accepting Eligible Options is detailed in Section 5. You may only change or withdraw your election by following the procedures described in this Section 4.

You may change or withdraw your election at any time before 11:59 p.m., U.S. Pacific Standard Time, on the Expiration Date. You may change or withdraw your Election Form by submitting a revised Election Form electronically no later than 11:59 p.m., U.S. Pacific Standard Time, on the Expiration Date, or a later date if we extend the Offer. To withdraw your Election Form, uncheck the applicable boxes for Eligible Options that you no longer want to exchange and resubmit your Election Form. If you are unable to submit a revised Election Form electronically, you may submit a hard copy of the Election Form. To do so, you must submit your signed Election Form to Angela Loeffler, via hand delivery, fax at (650) 480-2700, or overnight courier at your own expense to Angela Loeffler, Openwave Systems Inc. 1400 Seaport Boulevard, Redwood City, California 94063. Your signed Election Form must be received by Angela Loeffler no later than 11:59 p.m., U.S. Pacific Standard Time, on the Expiration Date, or a later date if we extend the Offer. If you revise your Election Form electronically via the online process, you will not need to and should not submit a hard copy of the Election Form unless you are an employee based in Brazil, France, Netherlands, Italy, Germany, Republic of Ireland, Canada, or Argentina.

If you are an employee based in Brazil, France, Netherlands, Italy, Germany, Republic of Ireland, Canada, or Argentina, you must submit a signed hard copy of a revised Election Form,

regardless of whether you submit a revised Election Form online, to your Human Resources Manager via hand delivery. Your signed revised Election Form must be received by your Human Resources Manager no later than 11:59 p.m., U.S. Pacific Standard Time, on the Expiration Date, or a later date if we extend the Offer. In the event of a conflict or inconsistency between the terms of a hard copy Election Form that you submit and an Election Form that you submit electronically, the terms of the hard copy Election Form shall prevail.

The delivery of the revised Election Forms and any other required documents are at the sole risk of the optionholder. Delivery will be deemed made only when actually received by us.

5.	ACCEPTANCE OF ELIGIBLE OPTIONS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF REPLACEMENT OPTIONS.

On the terms and subject to the conditions of this Offer, after the Expiration Date we will promptly accept Eligible Options for exchange and promptly provide you with a letter confirming our acceptance of your Eligible Options and stating the number of Replacement Options that we will grant to you. The Replacement Options will be granted between October 25, 2003 and November 24, 2003, on a date determined by our Board of Directors or its designee, or at a later date if the Offer is extended.

The number of shares subject to a Replacement Option will be determined in accordance with the method set forth in Section 1 above. In addition, the number of shares to be represented by the Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between the Expiration Date and the Replacement Option Grant Date. If you are not employed by us or one of our subsidiaries on the Expiration Date, then you are not eligible to participate in this Offer. If you are an employee of ours or of one of our subsidiaries as of the Expiration Date, but are not employed continuously by us or by one of our subsidiaries through the Replacement Option Grant Date, you will not receive the Replacement Options.

6.	CONDITIONS OF THE OFFER.

We will not be required to accept any Eligible Options that you elect to exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any Eligible Options that you elect to exchange, in each case at any time on or before the Expiration Date, if any one of the following events occur:

•	any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the Eligible Options, the issuance of Replacement Options, or otherwise relates to the Offer or that, in our judgment, could materially and adversely affect our business, condition (financial or otherwise), income, operations or prospects or materially impair the benefits we believe we will receive from the Offer;

•	any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency, tribunal or any person that, in our judgment, would or might directly or indirectly:

(a)	make it illegal for us to accept some or all of the Eligible Options or to issue some or all of the Replacement Options or otherwise restrict or prohibit consummation of the Offer or otherwise relates to the Offer;

(b)	delay or restrict our ability, or render us unable, to accept the Eligible Options for exchange and cancellation or to issue Replacement Options for some or all of the exchanged Eligible Options;

(c)	materially impair the benefits we believe we will receive from the Offer; or

(d)	materially and adversely affect our business, condition (financial or otherwise), income, operations or prospects;

•	there is:

(a)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; or

(b)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory; or

•	another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us, or we learn that:

(a)	any person, entity or “group,” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date;

(b)	any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date has acquired or proposes to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our Common Stock; or

(c)	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement that it intends to acquire us or any of our assets or securities.

The conditions to the Offer are for our benefit. We may assert or waive one or more of these conditions, whether or not we waive any other condition, in our discretion at any time and from time to time before the Expiration Date.

Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon everyone.

7.	PRICE RANGE OF COMMON STOCK.

The Eligible Options to be exchanged pursuant to this Offer are not publicly traded. However, upon exercise of an option that we granted, the optionholder becomes an owner of our common stock. Our common stock is quoted on NASDAQ under the symbol “OPWV”. The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported on NASDAQ.

Quarter ended	High	Low
Fiscal Year 2003
March 31, 2003 (through March 12, 2003)	$2.45	$1.06
December 31, 2002	$3.19	$0.43
September 30, 2002	$5.52	$0.60
Fiscal Year 2002
June 30, 2002	$7.29	$4.50
March 31, 2002	$11.49	$5.00
December 31, 2001	$13.09	$6.50
September 30, 2001	$35.14	$10.80
Fiscal Year 2001
June 30, 2001	$46.90	$13.51

As of March 12, 2003, the last reported sale price of our common stock, as reported by NASDAQ, was $1.25 per share.

We do not know whether the Replacement Options will have a lower exercise price than the Eligible Options. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Options.

8.	SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF REPLACEMENT OPTIONS.

Consideration. Your Replacement Options will be exercisable for the number of shares determined in accordance with the method summarized in Section 1. The number of shares to be represented by the Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between the Expiration Date and the Replacement Option Grant Date.

If we receive and accept the exchange of all outstanding options, we will grant Replacement Options to purchase a total of approximately 27,635,331 shares of our common stock. The common stock issuable upon exercise of the Replacement Options would equal approximately 15.0 % of the total shares of our common stock outstanding as of March 12, 2003.

Vesting. Each Replacement Option will have the same vesting commencement date and vesting schedule as the corresponding Eligible Option. Therefore, on the Replacement Option Grant Date, each Replacement Option shall be vested to the same extent as the corresponding Eligible Option had it not been cancelled. Additionally, each Replacement Option may contain vesting provisions in the event of the occurrence of the certain corporate transactions that are the same as the corresponding terms of the Eligible Option cancelled.

Merger or Acquisition. If we merge with or are acquired by another entity between the Expiration Date and Replacement Option Grant Date, then the resulting entity will be obligated to grant the Replacement Options under the same terms as provided in this Offer. However, in the event that a potential acquiror uses its own securities as consideration in the acquisition, the type of security and the number of shares covered by each Replacement Option may be determined by the acquisition agreement between us and the acquiror based on the same principles applied to the handling of the options to acquire our common stock that are outstanding at the time of the acquisition. As a result of the ratio in which our common stock may convert into an acquiror’s securities in an acquisition transaction, you may receive options for more or fewer shares of the acquiror’s securities than the number of shares subject to the Eligible Options that you exchange or than the number you would have received pursuant to a Replacement Option, if no acquisition had occurred. The exercise price of the Replacement Options will be at fair market value of our common stock (or the alternative security offered as a result of the acquisition agreement) in effect on the Replacement Option Grant Date. That price may already reflect the premium, if any, offered by the acquiror over the market value of our common stock on the date that the acquisition is publicly announced.

Also, if our common stock is acquired in exchange for cash consideration, the resulting entity would remain obligated to grant the Replacement Options under the same terms as provided in this Offer.

IT IS ALSO POSSIBLE THAT AN ACQUIROR MAY TERMINATE A NUMBER OF OUR EMPLOYEES IN CONNECTION WITH AN ACQUISITION. IF YOUR EMPLOYMENT WERE TO BE TERMINATED BY AN ACQUIROR PRIOR TO THE REPLACEMENT OPTION GRANT DATE, YOU WOULD NOT RECEIVE REPLACEMENT GRANT OPTIONS.

REPLACEMENT OPTIONS WILL BE ISSUED UNDER OUR 2001 STOCK COMPENSATION PLAN PURSUANT TO THE FORM OF NONSTATUTORY STOCK OPTION AGREEMENT UNDER OUR 2001 STOCK COMPENSATION PLAN. ALTHOUGH REPLACEMENT OPTIONS ALSO MAY BE GRANTED UNDER THE OPENWAVE SYSTEMS INC. 1995 STOCK PLAN OR THE OPENWAVE SYSTEMS INC. 1996 STOCK PLAN, THE MATERIAL TERMS OF EACH REPLACEMENT OPTION WILL NOT BE MATERIALLY DIFFERENT FROM REPLACEMENT OPTIONS GRANTED UNDER OUR 2001 STOCK COMPENSATION PLAN PURSUANT TO THE FORM OF NONSTATUTORY STOCK OPTION AGREEMENT UNDER OUR 2001 STOCK COMPENSATION PLAN. IF YOU ARE AN EMPLOYEE RESIDENT OUTSIDE OF THE UNITED STATES, ADDITIONAL TERMS AND CONDITIONS MAY BE APPLICABLE TO YOUR REPLACEMENT OPTIONS.

The issuance of Replacement Options under this Offer will not create any contractual or other right of the recipients to receive any future grants of options or benefits in lieu of options.

Termination of Employment. IF, FOR ANY REASON, YOU ARE NOT EMPLOYED BY US OR ONE OF OUR SUBSIDIARIES FROM THE EXPIRATION DATE THROUGH THE REPLACEMENT OPTION GRANT DATE, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR ELIGIBLE OPTIONS THAT HAVE BEEN EXCHANGED. IF YOUR EMPLOYMENT WITH US OR ONE OF OUR SUBSIDIARIES TERMINATES

AFTER YOU TENDER YOUR OPTIONS BUT PRIOR TO THE EXPIRATION DATE, YOU ARE NOT ELIGIBLE TO PARTICIPATE IN THE OFFER. PARTICIPATION IN THIS OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN EMPLOYED BY US OR ANY OF OUR SUBSIDIARIES. THIS MEANS THAT IF YOU DIE, BECOME DISABLED, RETIRE OR QUIT, WITH OR WITHOUT GOOD REASON, OR WE TERMINATE YOUR EMPLOYMENT, WITH OR WITHOUT CAUSE, PRIOR TO THE REPLACEMENT OPTION GRANT DATE AND AFTER THE EXPIRATION DATE, YOU WILL NOT RECEIVE ANYTHING FOR THE ELIGIBLE OPTIONS THAT YOU EXCHANGED AND WE CANCELLED.

Registration of Option Shares. All shares of Common Stock issuable upon exercise of Replacement Options, will be registered under the Securities Act of 1933, as amended (the “1933 Act”) on a Registration Statement on Form S-8 filed with the SEC. Unless you are restricted by our insider trading policy or considered an “affiliate” of ours under the 1933 Act, you will be able to sell your Replacement Option shares free of any transfer restrictions under applicable securities laws.

Our statements in this Offer concerning the Replacement Options are merely summaries and do not purport to be complete. These statements are subject to, and are qualified in their entirety by reference to, all provisions of the Openwave Systems, Inc. 2001 Stock Compensation Plan and the form of nonstatutory stock option agreement, each of which is filed as an exhibit to the Tender Offer Statement on Schedule TO, of which this Offer to Exchange is a part.

9.    INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING THE ELIGIBLE OPTIONS.

A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. As of March 12, 2003, our executive officers and non-employee directors (7 persons) as a group held outstanding option awards to purchase a total of 15,601,504 shares of our Common Stock. All of the options held by executive officers, except those held by Donald Listwin, Chief Executive Officer, may be exchanged in this Offer. As of the date of this Offer to Exchange, we do not know whether any executive officer whose options are eligible to be exchanged, intends to exchange his options. No options held by our non-employee directors or any affiliates who are not employees are eligible to be exchanged in this Offer.

The following table sets forth the beneficial ownership of each of our executive officers and directors of options outstanding as of March 12, 2003.

Name of Beneficial Owner	Number of Options Outstanding To Purchase Common Stock	Percentage of Total Eligible Options Outstanding
Bernard Puckett	333,504	0.61%
Donald Listwin	5,300,000	9.66%
Roger Evans	97,000	0.18%
Kevin Kennedy	6,500,000	11.85%
Bo Hedfors	96,000	0.18%
Alan Black	1,600,000	2.92%
Allen Snyder	1,675,000	3.05%

Except as otherwise noted herein, neither we, nor, to the best of our knowledge, any of our directors or executive officers, nor any affiliates of ours, engaged in transactions involving options to purchase our common stock during the past 60 days. In addition, except as otherwise described herein, neither we nor, to our knowledge, any of our executive officers or directors are a party to any agreement, arrangement or understanding with respect to any of our securities (including but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

During the past 60 days, we have granted options to purchase 5,540,675 shares of our common stock with an exercise price per share of $1.19. During the past 60 days, individuals have exercised options to acquire 60,948 shares of our common stock with exercise prices per share ranging from $0.17 to $1.20.

In February 2003, the Compensation Committee of our Board of Directors granted options to the Chief Executive Officer to purchase a total of 5.3 million shares of the Company’s common stock to replace options cancelled by the Chief Executive Officer in August 2002. The Replacement Options were granted with an exercise price equal to the fair market value on the date of grant and have the same vesting schedule as the cancelled options that they replaced, which is a four-year vesting schedule that commenced in September 2000.

10.	STATUS OF ELIGIBLE OPTIONS ACQUIRED BY US IN THE OFFER.

Many of our optionholders hold options with exercise prices significantly higher than the current market price of our Common Stock. We believe it is in our best interest to offer optionholders an opportunity to more effectively participate in the potential growth in our stock price. We could accomplish this goal by amending Eligible Options solely to reduce the exercise price. However, the repriced options would be subject to variable accounting, which would require us to calculate and record additional compensation expense each quarter until the repriced options were exercised, canceled or expired.

We believe that we can accomplish our goals of providing optionholders with the benefit of choosing whether they want to receive options that over time may have greater potential to increase in value than the Eligible Options held by the optionholders, without incurring additional current or future compensation expense because:

•	We will not grant any Replacement Options until a day that is at least six months and one day after the date that we accept and cancel Eligible Options tendered for exchange.

•	The exercise price of the Replacement Options will equal the fair market value equal to the closing price of our Common Stock as reported on NASDAQ on the date prior to the Replacement Options Grant Date. For employees based in Italy, in order to satisfy the requirements of a fair market value plan exemption under Italian tax law, the exercise price of the Replacement Options granted to you may have an exercise price that will be the higher of the closing price of our common stock as reported by NASDAQ on the grant date of the Replacement Options and the average of the closing prices of our common stock during the month preceding the grant date of the Replacement Options.

•	We will defer the grant of any other options to which an optionholder who tendered Eligible Options in the Offer may be entitled until the Replacement Option Grant Date.

Eligible Options that have been granted under the Option Plans and that we acquire in connection with the Offer will be cancelled and the shares of common stock that may be purchased under those Eligible Options will be returned to the pool of shares available for grants of new awards or options under various option plans without further stockholder action, except as required by applicable law or NASDAQ rules or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

11.	LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the Eligible Options as described in the Offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of any Eligible Options that you elect to exchange. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Offer to accept exchanged Eligible Options and to issue Replacement Options is subject to conditions, including the conditions described in Section 6.

12.	MATERIAL TAX CONSEQUENCES.

The following is a general summary of the material U.S. federal tax consequences of the exchange of Eligible Options under the Offer. It does not discuss all of the tax consequences that may be relevant to you in your particular circumstances, but is merely intended to alert you to some of the tax information you may want to consider in making your decision. In addition, this section does not address any state, local or foreign (see supplements for foreign tax consequences) tax consequences. Please note that tax laws change frequently and vary with your individual circumstances. You should consult with a tax advisor to determine the specific tax considerations and tax consequences relevant to your participation in the Offer.

U.S. Federal Income Tax Consequences

The following is a general summary of the material U.S. federal income tax consequences of the exchange of Eligible Options under the Offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of the Offer, all of which may change, possibly on a retroactive basis.

If you exchange outstanding incentive or nonqualified stock options for Replacement Options, you should not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

At the Replacement Option Grant Date, you will not be required to recognize additional income for federal income tax purposes. The grant of Replacement Options is not recognized as taxable income.

Federal Income Tax Consequences of Incentive Stock Options. You will not be subject to any current income tax if you elect to exchange your incentive stock options in exchange for Replacement Options. However, if you exchange your incentive stock options all of your Replacement Options will be granted as nonqualified stock options and you will be subject to different tax treatment than if you held incentive stock options. The tax consequences related to nonqualified stock options are described below.

Under current law, you should not have realized taxable income when the incentive stock options were granted to you under the Option Plans. In addition, you will not realize taxable income when you exercise an incentive stock option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares you may purchase under the incentive stock option, which is determined as of the date you exercise the option, exceeds the aggregate exercise price of the incentive stock option. Except in certain circumstances that are described in the Option Plans and in your option agreement, such as your death or disability, if an option is exercised more than three months after your employment is terminated, the option will not be treated as an incentive stock option and is subject to taxation under the rules applicable to nonqualified stock options that are discussed below.

If you sell common stock that you acquired by exercising an incentive stock option, the tax consequences of the sale depend on whether the disposition is “qualifying” or “disqualifying.” The disposition of the common stock is qualifying if it is made after the later of: (a) more than two years from the date the incentive stock option was granted or (b) more than one year after the date the incentive stock option was exercised.

If the disposition of the common stock you received when you exercised incentive stock options is qualifying, any excess of the sale price over the exercise price of the option will be treated as long-term capital gain taxable to you at the time of the sale.

If the disposition is not qualifying, which the Internal Revenue Code refers to as a “disqualifying disposition,” the excess of the fair market value of the common stock on the date the option was exercised over the exercise price will be taxable ordinary income to you at the time of the sale. However, if the difference between the sale price and the option exercise price is less than the amount in the preceding sentence, this lesser amount (instead of the amount in the preceding sentence) is ordinary income to you. Any amount in excess of the ordinary income amount will be long term capital gain or short-term capital gain, depending on whether or not the common stock was sold more than one year after the option was exercised.

If you pay the exercise price of an incentive stock option by returning shares of common stock with a fair market value equal to part or all of the exercise price, the exchange of shares will be treated as a nontaxable exchange, unless you acquired the shares being returned when you exercised an incentive stock option and had not satisfied the special holding period requirements summarized above. The tax basis of the common stock returned to pay the exercise price will be treated as having a substituted tax basis for an equivalent number of shares of common stock received, and the new shares will be treated as having been held for the same amount of time as you had held the returned shares. The difference between the aggregate exercise price and the aggregate fair market value of the common stock you receive when you exercised the option will be treated for tax purposes as if you had paid the exercise price for the incentive stock option in cash. If you exercise your incentive stock options by surrendering incentive stock option shares for which the holding periods have not been met, such surrender is taxed as a disqualifying disposition.

If you sell common stock you received when you exercised an incentive stock option in a qualifying disposition, the Company will not be entitled to a deduction equal to the gain you realize when you completed that sale. However, if you sell, in a disqualifying disposition, common stock you received when you exercised an incentive stock option, the Company will be entitled to a deduction equal to the amount of compensation income taxable to you.

Federal Income Tax Consequences of Nonqualified Stock Options. Under current law, you will not realize taxable income upon the grant of a nonqualified stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time. The Company will be entitled to a deduction equal to the amount of compensation income taxable to you if we comply with applicable withholding requirements.

If you exchange shares in payment of part or all of the exercise price of a nonqualified stock option, no gain or loss will be recognized with respect to the shares exchanged, regardless of whether the shares were acquired pursuant to the exercise of an incentive stock option, and you will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The tax basis of the shares exchanged will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period that expired with respect to the transferred shares. The difference between the aggregate exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income, just as if you had paid the exercise price in cash.

The subsequent sale of the shares acquired pursuant to the exercise of a nonqualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long term capital gains or losses if you held the shares for more than one year following exercise of the option.

13.	EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.

We may at any time, and from time to time, extend the period of time during which the Offer is open and delay accepting any Eligible Options tendered for exchange by announcing the extension and giving oral or written notice of the extension to the optionholders.

Prior to the Expiration Date, in order to terminate or amend the Offer, we may postpone accepting and canceling any Eligible Options if any of the conditions specified in Section 6 occur. In order to postpone accepting or canceling, we must announce the postponement and give oral or written notice of the postponement to the employees eligible for this Offer. Our right to delay accepting and canceling Eligible Options may be limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we pay the consideration offered or return the surrendered Eligible Options promptly after we terminate or withdraw the Offer.

As long as we comply with any applicable laws, including the requirement to extend the term of the Offer, we may amend the Offer in any way, including decreasing or increasing the consideration offered in the Offer to optionholders or by decreasing or increasing the number of Eligible Options to be exchanged or surrendered in the Offer.

We may amend the Offer at any time by announcing the amendment. If we extend the length of time during which the Offer is open, the amendment must be issued no later than 6:00 a.m., U.S. Pacific Standard Time, on the next business day after the last previously scheduled or announced Expiration Date. Any announcement relating to the Offer will be sent promptly to optionholders in a manner reasonably designed to inform optionholders of the change.

If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we may extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules, the minimum period an Offer must remain open following material changes in the terms of the Offer or information about the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. We will publish a notice if we decide to take any of the following actions:

•	increase or decrease what we will give you in exchange for your Eligible Options; or

•	increase or decrease the number of Eligible Options to be exchanged in the Offer.

14.	FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person asking holders of Eligible Options to exchange such Eligible Options pursuant to this Offer.

15.	INFORMATION ABOUT US.

OVERVIEW

We are a leading provider of infrastructure software, applications and services that enable the convergence of the Internet and wireless and wireline communications. We were incorporated in Delaware in 1994. Our customers are communication service providers, including wireless andwireline carriers, Internet service providers (ISP’s) and broadband providers worldwide. Our software products enable telecommunication companies and wireless service providers to create and deploy revenue-generating services while providing their subscribers with a rich personalized experience. Our software products are designed to provide carrier-class scalability and reliability and work with industry standards, such as WAP, XHTML, SyncML and VoiceXML.

Using our software, communication service providers can offer Internet services to their wireless and wireline subscribers, and wireless device manufacturers can turn their mass-market mobile phones and other wireless devices into mobile Internet devices. Communication service providers using our software can also provide their subscribers with a variety of messaging applications, including e-mail, mobile e-mail, mobile instant messaging (mobile IM), multi-media messaging service (MMS) and open voice mail.

Our microbrowser software, Openwave Mobile Browser, is designed to be embedded in wireless devices and to deliver the mobile Internet and the applications of the Services OS software through a graphical or textual user interface.

Set forth below is a summary of selected financial information. The information below should be read together with our audited financial statements and notes included in our Annual Reports on Form 10-K for the fiscal year ended June 30, 2002 filed on September 30, 2002 with our Quarterly Report on Form 10-Q for the quarter ended December 31, 2002, filed on February 14, 2003, which are incorporated by reference and may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth under Section 16 “Additional Information”.

OPENWAVE SYSTEMS INC. AND SUBSIDIARIES

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

Combined Statements of Operations Data:
(in thousands, except per share amounts)	Six months ended December 31, 2002	Years ended June 30,
		2002	2001
Revenues:
License	$75,967	$238,796	$344,990
Maintenance and support services	37,827	76,273	60,264
Professional services	14,101	44,484	63,814
Project	10,046	5,279	—

Total revenues:	137,941	364,832	469,068

Cost of revenues:
License	3,622	9,237	21,945
Maintenance and support services	15,693	30,848	28,875
Professional services	11,249	26,849	40,760
Project	9,155	4,708	—

Total cost of revenues	39,719	71,642	91,580

Gross Profit	98,222	293,190	377,488

Operating expenses:
Research and development	61,067	135,136	135,768
Sales and marketing	63,360	161,046	148,811
General and administrative	28,985	56,470	59,320
Restructuring and other related costs	83,191	37,732	—
Stock-based compensation	2,094	14,866	10,223

Amortization and impairment of goodwill and other intangible assets	9,423	1,136,109	636,282
In-process research and development	400	—	—
Merger, acquisition, and integration-related costs	386	570	88,850

Total operating expenses	248,906	1,541,929	1,079,254

Operating loss	(150,684)	(1,248,739)	(701,766)
Interest income and other, net	3,739	11,445	25,760
Write-down of nonmarketable equity securities	(2,000)	(5,585)	(1,000)

Loss before provision for income taxes and cumulative effect of change in accounting principle	(148,945)	(1,242,879)	(677,006)
Income taxes	(4,549)	(17,879)	(12,988)

Loss before cumulative effect of change in accounting principle	$(153,494)	$(1,260,758)	$(689,994)
Cumulative effect of change in accounting principle	(14,547)	—	—

Net loss	$(168,041)	$(1,260,758)	$(689,994)

Basic and diluted net loss per share:
Before cumulative effect of change in accounting principle	$(0.87)	$(7.28)	$(4.17)
Cumulative effect of change in accounting principle	(0.08)	—	—

Basic and diluted net loss per share	$(0.95)	$(7.28)	$(4.17)

Shares used in computing basic and diluted net loss attributable to common stockholders per share	176,977	173,193	165,426

	December 31, 2002	June 30,
		2002	2001
Combined Balance Sheet Data:
(in thousands, except for share data):
Cash, cash equivalents and short-term investments	$234,227	$214,199	$348,493
Working capital	163,333	194,710	351,882
Total assets	444,609	529,197	1,725,715
Capital lease obligations and long-term debt, less current portion	—	—	754
Accumulated deficit	(2,487,472)	(2,319,431)	(1,058,673)
Total stockholders’ equity	229,172	392,896	1,557,953
Book value per share*	$1.27	2.22	9.16
Common stock issued and outstanding	180,221	176,789	170,073

*	Book value is computed by dividing stockholders’ equity by the total number of shares of common stock outstanding at December 31, 2002, June 30, 2002 and June 30, 2001, respectively.

RECENT DEVELOPMENTS

In January 2003, Bruce Martin became sole Chief Technology Officer (CTO), and Thomas Reardon was appointed to serve as General Manager and Vice President of the Client

Product Group. Prior to then, Bruce Martin and Thomas Reardon had served as Co-CTO’s since July 2002.

In November 2002, Bo Hedfors, a director of the Board of Directors since April 2002, accepted appointment to the Audit Committee of the Board of Directors.

In October 2002, Bernard Puckett was appointed Chairman of the Board, succeeding Don Listwin as Chairman. Mr. Listwin became Vice Chairman and remains our President and Chief Executive Officer. Also in October 2002, Kevin Kennedy, our Chief Operating Officer, was elected by the Board to fill the vacancy created by John MacFarlane’s resignation from the Board that same month.

In addition, in October 2002, we consolidated our sales, services and support teams under the leadership of Allen Snyder, who was promoted to Senior Vice President Worldwide Customer Operations. As part of this consolidation, Mike Mulica was reassigned to a new role as Senior Vice President of Strategic Customer Development.

In July 2002, we acquired SignalSoft Corporation (SignalSoft), a leader in software applications for both commercial and emergency (E911) wireless location-based services headquartered in Boulder, Colorado, in a cash tender offer.

Our Board of Directors is engaged in a search to locate additional qualified members. To this end, we recently interviewed a number of qualified candidates to fill vacancies in the membership of our Board of Directors.

RISK FACTORS

In addition to the other information in this report, the following factors should be considered carefully in evaluating the Company’s business and prospects. Our future profitability is uncertain because we have a limited operating history.

We operate in a rapidly changing environment that involves a number of uncertainties, some of which are beyond our control, that will affect our future results and business and may cause our actual results to differ from those currently expected. Therefore, past financial performance should not be considered to be a reliable indicator of future performance, and investors should not use historical trends to anticipate results or trends in future periods.

In addition to the other information in this report, the following factors should be considered carefully in evaluating our business and prospects.

We have a history of losses and we may not achieve or maintain profitability.

We have incurred losses since our inception, including losses of approximately $168.0 million during the six months ended December 31, 2002. As of December 31, 2002, we had anaccumulated deficit of approximately $2.5 billion. We expect to have net losses and negative cash flow for at least the next 6 to 12 months. We expect to continue to spend significant amounts to develop or enhance our products, services and technologies and to enhance sales and operational capabilities. We will need to generate increases in revenue as well as reduce costs to achieve profitability. We face a number of risks encountered by wireless telecommunications and Internet software industries to achieve this goal, including:

•	our need for communication service providers to launch, maintain, and market commercial services utilizing our products;

•	our substantial dependence on products with only limited market acceptance to date;

•	our need to introduce reliable and robust products that meet the demanding needs of communication service providers and wireless device manufacturers;

•	our dependence on a limited number of customers;

•	our ability to anticipate and respond to market competition;

•	our ability to affect key product transitions or upgrades;

•	our dependence upon key personnel;

•	the announcement or introduction of new or enhanced products or services by our competitors;

•	adverse customer reaction to technical difficulties or “bugs” in our software;

•	adverse customer reaction to our current stock price or financial condition;

•	the growth rate and performance of wireless networks in general and of wireless communications in particular;

•	the rate of growth in end-user purchases of data-enabled wireless devices, use of our products, and the growth of wireless data networks generally;

•	the volume of sales by our distribution partners and resellers;

•	our strategic partners resources dedicated to selling our products and services;

•	our pricing policies and those of our competitors;

•	our goodwill and/or intangibles may become impaired;

•	the high debt burdens of our customers; and

•	our customers’ willingness to incur the costs necessary to buy third-party hardware and software required to use our software products and any related price concessions on our product that our customers demand as a result.

Our business strategy may not be successful, and we may not successfully address these risks.

We may not be successful in obtaining license usage reports from all of our customers.

Although our customers are contractually obligated to provide license usage reports, we are sometimes unable to obtain such reports in a timely manner. We assist customers in complying with this obligation by providing a software measurement tool, installing the measurement tool whenever possible and customizing that tool where appropriate. The measurement tool, however, currently is not installed in all of our customers, does not measure the use of all of our products and has certain other limitations that we are continuing to attempt to address by refining the tool. In addition, there can be no assurance that we will be able to install our measurement tool in all of our customers or that we will be able to overcome all of the limitations currently within the tool. The inability to obtain accurate license usage reports on all of our customers could have an adverse impact on the revenues that we realize and could, accordingly, negatively affect our financial performance.

Our operating results are subject to significant fluctuations, and this may cause our stock price to decline further.

Our stock price has experienced significant volatility, including a recent significant decline in our stock price. Factors that may lead to significant fluctuation or declines in our stock price include, but are not limited to:

•	acquisitions or strategic alliances by us or our competitors;

•	changes in estimates or our financial performance or changes in recommendations by securities analysts;

•	changes in financial performance of competitors and other companies in our industry;

•	delays in market acceptance or implementation by our customers of our products and services;

•	changes in demand by our customers for additional products and services;

•	our lengthy sales and implementation cycles;

•	our concentrated target market and the potentially substantial effect on total revenues that may result from the gain or loss of business from each incremental customer;

•	introduction of new products or services by us or our competitors;

•	delays in developing and introducing new products and services;

•	changes in our pricing policies or those of our competitors or customers;

•	changes in our mix of domestic and international sales;

•	risks inherent in international operations;

•	changes in our mix of license, professional services, maintenance and support services and project revenues;

•	changes in accounting standards, including standards relating to revenue recognition, business combinations and stock-based compensation;

•	disputes or litigation with other parties;

•	potential slowdowns or quality deficiencies in the introduction of new telecommunication networks or improved wireless devices;

•	general industry factors, including a slowdown in capital spending or growth in the telecommunications industry, either temporary or otherwise; and

•	general political and economic factors, including a further economic slowdown or recession.

We expect that the market price of our common stock also will fluctuate in the future as a result of variations in our operating results. These fluctuations may be exaggerated if the trading volume of our common stock is low. In addition, we currently have little visibility into the timing of our customers’ purchasing decisions, which may accentuate swings in our stock price.

Most of our expenses, such as compensation for current employees and lease payments for facilities and equipment, are relatively fixed. In addition, our expense levels are based, in part, on our expectations regarding future revenues. As a result, any shortfall in revenues relative to our expectations could cause significant changes in our operating results from period to period. Due to the foregoing factors, we believe period-to-period comparisons of our revenue levels and operating results are of limited use. You should not rely on these comparisons and operating results for any particular period to predict our future performance.

Our common stock may be subject to delisting from the Nasdaq National Market.

Our common stock trades on the Nasdaq National Market (Nasdaq). In order to maintain listing on Nasdaq, it is required, among other things, that our common stock has a minimum bid price of $1.00. The Nasdaq requirements further state that a deficiency will exist if such minimum bid price remains below $1.00 for a period of 30 consecutive business days. Nasdaq’s rules provide that after receipt of such notice, a listed company is entitled to a 90-day period, and, in some cases, 180-day period in which to regain compliance and avoid a possible delisting of its securities from Nasdaq. By letter dated October 15, 2002 from Nasdaq, we were notified that we did not meet the listing criteria for continued listing on Nasdaq on that date due to a failure to meet Nasdaq’s minimum bid price requirement. Subsequently, we received notification from Nasdaq, by letter dated November 7, 2002, that we had regained compliance with Nasdaq listing requirements as our common stock had a closing bid price at $1.00 per share or greater for at least 10 consecutive trading days. There can be no assurance that the trading price of our common stock will continue to meet the minimum bid price requirement of Nasdaq, and, in the future, our common stock could be subject to delisting. If our common stock were to be delisted from trading on the Nasdaq National Market and were neither re-listed thereon nor listed for trading on the Nasdaq Small Cap Market or other recognized securities exchange, trading, if any, in our common stock may continue to be conducted on the OTC Bulletin Board or in the non-

Nasdaq over-the-counter market. Delisting could result in limited release of the market price of the common stock and limited news coverage of our Company and services and could restrict investors’ interest in our common stock and materially adversely affect the trading market and prices for our common stock and our ability to issue additional securities or to secure additional financing.

Our success depends on continued acceptance of our products and services by communication service providers, their subscribers, and by wireless device manufacturers.

Our future success depends on our ability to increase revenues from sales of our software and services to communication service providers and other customers. This dependence is exacerbated by the relatively small number of communication service providers and other customers worldwide whose willingness to purchase our products is critical to our success. To date, only a limited number of communication service providers and other customers have implemented and deployed services based on our products. Furthermore, we are dependent upon our customers having growth in subscriber adoption for additional purchases. Some of our customers have purchased license seats exceeding their current needs and may not have additional purchases, if any, until they utilize all of their current purchased licenses. We cannot assure you that communication service providers and other partners will widely deploy or successfully market services based on our products, or that large numbers of subscribers will use these services.

The market for the delivery of Internet-based services is rapidly evolving, and we may not be able to adequately address this market.

The market for the delivery of Internet-based services is rapidly evolving. As a result, the life cycle of our products is difficult to estimate. We may not be able to develop and introduce new products, services and enhancements that respond to technological changes or evolving industry standards on a timely basis, in which case our business would suffer. In addition, we cannot predict the rate of adoption by wireless subscribers of these services or the price they will be willing to pay for these services. As a result, it is extremely difficult to predict the pricing of these services and the future size and growth rate of this market.

Our communication service provider customers face implementation and support challenges in introducing Internet-based services, which may slow their rate of adoption or implementation of the services our products enable. Historically, communication service providers have been relatively slow to implement new complex services such as Internet-based services. In addition, communication service providers may encounter greater customer service demands to support Internet-based services via wireless devices than they do for their traditional voice services. We have limited or no control over the pace at which communication service providers implement these new services. The failure of communication service providers to introduce and support services utilizing our products in a timely and effective manner could harm our business.

We rely on sales to a small number of customers, and the failure to retain these customers or add new customers may harm our business.

To date, a significant portion of our revenues in any particular period has been attributable to a limited number of customers, comprised primarily of communication service providers. Significant customers for the three and six months ended December 31, 2002 and 2001 include KDDI, Sprint, mm02 and Verizon. Sales to KDDI and its related entities accounted for approximately 12% and 17% of total revenues for the three months ended December 31, 2002 and 2001, respectively, and totaled 15% and 22% of total revenues for the six months ended December 31, 2002 and 2001, respectively. Sales to Sprint and its related entities accounted for approximately 14% and 4% of total revenues for the three months ended December 31, 2002 and 2001, respectively and 13% and 3% of total revenues for the six months ended December 31, 2002 and 2001, respectively. Sales to mm02 accounted for approximately 3% and 10% of total revenues for the three months ended December 31, 2002 and 2001, respectively and for 3% and 9% of total revenues for the six months ended December 31, 2002 and 2001, respectively. Sales to Verizon accounted for 2% and 11% of total revenues for the three months ended December 31, 2002 and 2001, respectively, and 2% and 6% for the six months ended December 31, 2002 and 2001, respectively. We cannot assure you that any of these customers will continue to generate significant revenues for us.

We believe that we will continue to rely upon a limited number of customers for a significant portion of our revenues from each period for the foreseeable future, and any failure by us to capture a significant share of these customers could materially harm our business. We believe that the telecommunications industry is entering a period of consolidation. To the extent that our customer base consolidates, we will have increased dependence on a few customers who may be able to exert increased pressure on our prices and contractual terms in general.

Furthermore, with the consolidation of the Internet specifically in the area of Internet service providers (ISPs), future growth in sales to ISPs has declined and may continue to decline.

If wireless devices are not widely adopted for mobile delivery of Internet-based services, our business could suffer.

We have focused a significant amount of our efforts on mass-market wireless devices as the principal means of delivery of Internet-based services using our products. If wireless devices are not widely adopted for mobile delivery of Internet-based services, our business will suffer materially. Mobile individuals currently use many competing products, such as portable computers, to remotely access the Internet and e-mail. These products generally are designed for the visual presentation of data, while, until recently, wireless devices historically have been limited in this regard. In addition, the development and proliferation of many types of competing products capable of the mobile delivery of Internet-based service in a rapidly evolving industry represents a significant risk to a primary standard emerging. If mobile individuals do not adopt mobile phones or other wireless devices containing our browser or compatible browser as a means of accessing Internet-based services, our business will suffer materially.

Our business depends on continued growth in use and improvement of the Internet and customers ability to operate their systems effectively.

The infrastructure, products and services necessary to maintain and expand the Internet may not be developed, and the Internet may not continue to be a viable medium for secure and reliable personal and business communication, in which case our business, financial condition and operating results would be harmed. Because we are in the business of providing Internet infrastructure software, our future success depends on the continued expansion of, and reliance of consumers and businesses on, the Internet for communications and other services. The

Internet may not be able to support an increased number of users or an increase in the volume of data transmitted over it. As a result, the performance or reliability of the Internet in response to increased demands will require timely improvement of the high speed modems and other communications equipment that form the Internet’s infrastructure. The Internet has, in the past, experienced temporary outages and delays as a result of damage to portions of its infrastructure. The effectiveness of the Internet may also decline due to delays in the development or adoption of new technical standards and protocols designed to support increased levels of activity and due to the transmission of computer viruses.

In addition to problems that may affect the Internet as a whole, our customers have in the past experienced some interruptions in providing their Internet-related services, including services related to our software products. We believe that these interruptions will continue to occur from time to time. Our revenues depend substantially upon the number of subscribers who use the services provided by our customers. Our business may suffer if our customers experience frequent or long system interruptions that result in the unavailability or reduced performance of their systems or networks or reduce their ability to provide services to their subscribers.

In addition, to increase the growth in use and improvement of the Internet requires that handset or other wireless device manufacturers produce new handsets that contain updated software and functionality that are compatible with our software. There can be no assurance that handset or wireless device manufactures will produce enough handsets, meet delivery dates, or produce devices that work properly and are not subject to a high level of recalls. In addition, there can be no assurance that consumers will purchase handsets or wireless devices that contain updated software and functionality that are compatible with our software.

Our business depends on continued investment and improvement in communication networks and our customers’ ability to operate their systems effectively.

Many of our customers and other communication service providers have made major investments in 2.5 generation and 3rd generation (“2.5 G” and “3G”) networks that are intended to support more complex applications and to provide end users with a more satisfying user experience. If communication service providers delay their deployment of 2.5G and 3G networks or fail to roll such networks out successfully, there could be less demand for our products and services and our business could suffer. In addition, if communication service providers fail to continue to make investments in their networks or at a slower pace in the future, there may be less demand for our products and services and our business could suffer.

Our restructuring of operations may not achieve the results we intend and may harm our business.

In October 2001 and again in September 2002, we initiated plans to streamline operations and reduce expenses, which included cuts in discretionary spending, reductions in capital expenditures, reductions in the work force and consolidation of certain office locations, as well as other steps to reduce expenses. In connection with the restructurings, we were and continue to be required to make certain product and product development tradeoffs with limited information regarding the future demand for our various products. There can be no assurance that in connection with the restructurings we are pursuing the correct product offerings to take advantage of future market opportunities. Furthermore, the implementation of our restructuring plans has placed, and may continue to place, a significant strain on our managerial, operational, financial, employee and other resources. Additionally, the restructurings may negatively affect our employee turnover as well as recruiting and retention of important employees. These reductions could impair our marketing, sales and customer support efforts or alter our product development plans. If we experience difficulties in carrying out the restructuring plans, our expenses could increase more quickly than we expect. If we find that our planned restructurings do not achieve our objectives, it may be necessary to implement further reduction of our expenses, to perform additional reductions in our headcount, or to undertake additional restructurings of our business.

We may be unable to successfully integrate acquisitions of other businesses and technologies into our business or achieve the expected benefits of such acquisitions or business combinations.

To date, we have acquired or combined with numerous companies and technologies and may acquire additional companies or technologies or enter into additional business combinations in the future. We may not be able to successfully assimilate the personnel, operations and customers of these businesses or integrate their technology with our existing technology, products and services. Additionally, we may fail to achieve the anticipated synergies from such acquisitions, including product integration, marketing, product development, distribution and other operating synergies.

Entering into any business combination entails many risks, any of which could materially harm our business, including:

•	diversion of management’s attention from other business concerns;

•	failure to assimilate the acquired or combined businesses or technologies with pre-existing businesses and technologies;

•	potential loss of key employees from either our pre-existing business or the acquired or merged business;

•	impact of any negative customer relationships acquired;

•	dilution of our existing stockholders as a result of issuing equity securities; and

•	assumption of liabilities of the acquired or merged company, business, or technology.

We may not be able to identify future suitable acquisition or business combination candidates, and even if we do identify suitable candidates, we may not be able to make these transactions on commercially acceptable terms, or at all. If we do acquire companies, businesses, or technologies or combine with other companies, we may not be able to realize the benefits we expected to achieve at the time of entering into the transaction. As a result, we may incur unexpected integration and product development expenses that could harm our results of operations. Further, we may have to utilize cash reserves, incur debt or issue equity securities to pay for any future acquisitions, the issuance of which could be dilutive to our existing stockholders.

We may not be successful in forming strategic alliances with other companies.

Our business is becoming increasingly dependent on forming strategic alliances with other companies, and we may not be able to form such alliances that are important to ensure that our products are compatible with third-party products, to enable us to license our software into potential new customers and markets and to enable us to continue to enter into new license agreements with our existing customers. There can be no assurance that we will identify the best alliances for our business or that we will be able to maintain existing relationships with other companies or enter into new alliances with other companies on acceptable terms or at all. The failure to maintain or establish successful strategic alliances could have a material adverse effect on our business or financial results.

We may not be successful in our strategic investments.

We have made, and in the future, we may continue to make strategic investments in other companies. These investments have been made in, and future investments will likely be made in, immature businesses with unproven track records and technologies. Such investments have a high degree of risk, with the possibility that we may lose the total amount of our investments. We may not be able to identify suitable investment candidates, and, even if we do, we may not be able to make those investments on acceptable terms, or at all. In addition, even if we make investments, we may not gain strategic benefits from those investments, and, therefore, we may need to record an impairment charge to write-off the strategic investments to our operations. There can be no assurance that we may not experience future material impairment charges with respect to our existing or future strategic investments.

Our sales cycle is long and our stock price could decline if sales are delayed or cancelled.

Fluctuations in our operating performance are exacerbated by our sales cycle, which is lengthy, typically between six months and twelve months, and unpredictable. Many factors outside our control add to the lengthy education and customer approval process for our products. We spend a substantial amount of time educating customers regarding the use and benefits of our products, and they, in turn, spend a substantial amount of time performing internal reviews and obtaining capital expenditure approvals before purchasing our products. Further, the emerging and evolving nature of the market for Internet-based services via wireless devices may lead prospective customers to postpone their purchasing decisions. In addition, any continued future slowdown in capital spending in the communications industry, such as the most recent slowdown, will likely lead existing and prospective customers to postpone or delay their purchasing decisions. Any delay in sales of our products could cause our operating results to vary significantly from projected results, which could cause our stock price to decline.

We are exposed to the credit risk of some of our customers and to credit exposures in weakened markets.

Since the cost of developing new technology is high, there are many companies that are experiencing difficulties in obtaining the necessary financing to continue in business. A portion of our sales are derived through customers who tend to have access to more limited financial resources than others and, therefore, represent potential sources of increased credit risk. In addition, under current market conditions it has become increasingly difficult for telecommunication and technology companies, such as our existing and potential new customers, to obtain the necessary financing to continue in business. Although we have programs in place to monitor and mitigate the credit risk associated with our existing customers, there can be no assurance that such programs will be effective in reducing our credit risk. We also continue to monitor increased credit exposures from weakened financial conditions in certain geographic regions, and the impact that such conditions may have on the worldwide economy. We have recently experienced losses due to customers failing to meet their obligations, primarily as a result of the weakened financial state of the wireless and telecommunications industry. Future losses, if incurred, could harm our business and have a material adverse effect on our operating results and financial condition.

If widespread integration of browser technology does not occur in wireless devices, our business could suffer.

All of our agreements with wireless device manufacturers are nonexclusive, so they may choose to embed a browser other than ours in their wireless devices. We may not succeed in maintaining and developing relationships with wireless device manufacturers, and any arrangements may be terminated early or not renewed at expiration. In addition, wireless device manufacturers may not produce products using our browser in a timely manner, in sufficient quantities, or with sufficient quality, if at all.

The market for our products and services is highly competitive.

The market for our products and services is highly competitive. The widespread adoption of open industry standards may make it easier for new market entrants and existing competitors to introduce products that compete with our software products. In addition, a number of our competitors, including Nokia, have announced or are expected to announce enhanced features and functionality both as proprietary extensions to the WAP standard and in the area of messaging platforms. Furthermore, some service providers, such as NTT DoCoMo, have introduced or may introduce services based on proprietary wireless protocols that are not compliant with industry specifications. Finally, infrastructure providers like Nokia may leverage installed technology and/or wireless device sales to sell end-to-end solutions.

We expect that we will compete primarily on the basis of quality, breadth of product and service offerings, functionality, price and time to market. Our current and potential competitors include the following:

•	wireless equipment manufacturers, such as Ericsson, Nokia, Siemens, Motorola, Qualcomm and Nortel;

•	wireless messaging software providers, such as Comverse, Nokia, and Ericsson;

•	systems integrators, such as CMG, Logica and Siemens;

•	software companies, such as Microsoft, iPlanet, a Sun/Netscape alliance, Hewlett-Packard, 7.24 Solutions, and Critical Path;

•	service providers, such as E-Commerce Solutions and InfoSpace;

•	browser competitors, such as Nokia, Access, AU Systems and Microsoft;

•	location product competitors, such as Ericsson, Nokia, Telecommunications Systems, Intrado, Motorola and Siemens;

•	communication service providers, such as NTT DoCoMo; and

•	providers of Internet software applications and content, electronic messaging applications and personal information management software solutions.

Microsoft has announced its intention to introduce products and services that may compete directly with many of our products. In addition, Microsoft has made available its Windows CE-based operating systems for wireless devices, including voice enabled PDA’s and wireless telephones. Microsoft is delivering its own browser, called Mobile Explorer, for these devices.

Nokia markets a WAP server to communication service providers, corporate customers and content providers. This brings Nokia into direct and indirect competition with us. Nokia’s corporate WAP server is designed to enable wireless device subscribers to directly access applications and services provided by these customers, rather than through gateways provided by communication service providers’ WAP servers. If Nokia’s WAP server is widely adopted by corporate customers and content providers, it could undermine the need for communication service providers to purchase WAP servers. Nokia also competes directly with us in the area of messaging, offering end-to-end solutions, based on its proprietary smart messaging protocol and on MMS, to communication service providers.

Many of our existing competitors, as well as potential competitors, have substantially greater financial, technical, marketing and distribution resources than we do. The greater financial resources of some of these existing and potential competitors has enabled, and may continue to enable them to aggressively price, finance and bundle certain of their product offerings to attempt to gain market adoption or to increase market share. These activities have increased pressure on us to compete on the basis of price and to partner with larger resellers with broader product offerings and financing capabilities. This increased price pressure may negatively affect our market share and financial performance.

International sale of product licenses is an important part of our strategy, and this expansion carries specific risks.

International sale of product licenses and services accounted for 59% and 62% of our total revenues for the three and six months ended December 31, 2002, respectively. Risks inherent in conducting business internationally include:

•	failure by us and/or third parties to develop localized content and applications that are used with our products;

•	fluctuations in currency exchange rates;

•	any imposition of currency exchange controls;

•	unexpected changes in regulatory requirements applicable to the Internet or our business;

•	difficulties and costs of staffing and managing international operations;

•	differing technology standards and pace of adoption;

•	export restrictions on encryption and other technologies;

•	difficulties in collecting accounts receivable and longer collection periods;

•	seasonable variations in customer buying patterns or electronic messaging usage;

•	political instability, acts of terrorism or war;

•	economic downturns;

•	potentially adverse tax consequences;

•	reduced protection for intellectual property rights in certain countries;

•	costs of localizing our products for foreign markets;

•	contractual provisions governed by foreign laws; and

•	the burden of complying with complex and changing regulatory requirements.

Any of these factors could harm our international operations and, consequently, our business, financial condition and operating results.

Our software products may contain defects or errors, and shipments of our software may be delayed.

The software we develop is complex and must meet the stringent technical requirements of our customers. We must develop our products quickly to keep pace with the rapidly changing Internet software and telecommunications markets. Software products and services as complex as ours are likely to contain undetected errors or defects, especially when first introduced or when new versions are released. We have in the past experienced delays in releasing some versions of our products until software problems were corrected. Our products may not be free from errors or defects after commercial shipments have begun, which could result in the rejection of our products and damage to our reputation, as well as lost revenues, diverted development resources and increased service and warranty costs, any of which could harm our business.

We depend on recruiting and retaining key management and technical personnel with telecommunications and Internet software experience.

Because of the technical nature of our products and the dynamic market in which we compete, our performance depends on attracting and retaining key employees. In particular, our future success depends in part on the continued services of many of our current executive officers and other key employees. Competition for qualified personnel in the telecommunications, Internet software and Internet messaging industries is significant. We believe that there are only a limited number of persons with the requisite skills to serve in many key positions, and it is difficult to hire and retain these persons. Furthermore it may become more difficult to hire and retain key persons as a result of our past restructuring, any future restructurings, and as a result our past stock performance. Competitors and others have in the past, and may in the future, attempt to recruit our employees.

We may fail to support our operations.

To succeed in the implementation of our business strategy, we must rapidly execute our sales strategy and further develop products and expand service capabilities, while managing anticipated growth by implementing effective planning and operating processes. If we fail to manage effectively, our business could suffer. To manage, we must:

•	successfully manage the business with fewer employees due to the restructuring plans;

•	continue to implement and improve our operational, financial and management information systems;

•	hire, train and retain qualified personnel, especially as the business climate improves;

•	continue to expand and upgrade core technologies;

•	effectively manage multiple relationships with various communication service providers, wireless device manufacturers, content providers, applications developers and other partners and third parties; and

•	successfully integrate the businesses of our acquired companies.

Our systems, procedures and controls may not be adequate to support our operations, and our management may not be able to achieve the rapid execution necessary to exploit the market for our products and services.

Our success, particularly in international markets, depends in part on our ability to maintain and expand our distribution channels.

Our success depends in part on our ability to increase sales of our products and services through value-added resellers and systems integrators and to expand our indirect distribution channels. If we are unable to maintain the relationships that we have with our existing distribution partners, increase revenues derived from sales through our indirect distribution channels, or increase the number of distribution partners with whom we have relationships, then we may not be able to increase our revenues or achieve profitability.

We expect that many communication service providers, especially in international markets will require that our products and support services are supplied through value-added resellers and systems integrators. Thus, we expect that a significant portion of sales will be made through value-added resellers and systems integrators, and the success of our operations will depend on our ability to maintain productive relationships with value-added resellers and systems integrators.

In addition, our agreements with our distribution partners generally do not restrict the sale by them of products and services that are competitive with our products and services, and each of our partners generally can cease marketing our products and services at their option and, in some circumstances, with little notice and with little or no penalty.

We depend on others to provide content and develop applications for wireless devices.

In order to increase the value to customers of our product platform and encourage subscriber demand for Internet-based services via wireless devices, we must successfully promote the development of Internet-based applications and content for this market. If content providers and application developers fail to create sufficient applications and content for Internet-based services via wireless devices, our business could suffer materially. Our success in motivating content providers and application developers to create and support content and applications that subscribers find useful and compelling will depend, in part, on our ability to develop a customer base of communication service providers and wireless device manufacturers large enough to justify significant and continued investments in these endeavors. In addition, we depend on the wireless device manufacturers to provide quality user-friendly handsets that enable the wireless Internet.

If we are unable to continue to successfully integrate our products with third-party technology, such as communication service providers’ systems, our business could suffer.

Our products are integrated with communication service providers’ systems and wireless devices. If we are unable to continue to successfully integrate our platform products with these third-party technologies, our business could suffer. For example, if, as a result of technology enhancements or upgrades of these systems or devices, we are unable to integrate our products with these systems or devices, we could be required to redesign our software products. Moreover, many communication service providers use legacy, or custom-made, systems for their general network management software. Legacy systems and certain custom-made systems are typically very difficult to integrate with new server software. We may not be able to redesign our products or develop redesigned products that achieve market acceptance.

An interruption in the supply of software that we license from third parties could cause a decline in product sales.

We license technology that is incorporated into our products from third parties. Any significant interruption in the supply of any licensed software could cause a decline in product sales, unless and until we are able to replace the functionality provided by this licensed software. We also depend on these third parties to deliver and support reliable products, enhance their current products, develop new products on a timely and cost-effective basis, and respond to emerging industry standards and other technological changes. The failure of these third parties to meet these criteria could harm our business.

Our intellectual property or proprietary rights could be misappropriated, which could force us to become involved in expensive and time-consuming litigation.

Our ability to compete and continue to provide technological innovation is substantially dependent upon internally-developed technology. We rely on a combination of patent, copyright,

and trade secrets to protect our technology, although we believe that other factors such as the technological and creative skills of our personnel, new product developments, frequent product and feature enhancements and reliable product support and maintenance are more essential to maintaining a technology leadership position. We rely on trademark law to protect the value of our corporate brand and reputation.

We generally enter into confidentiality and nondisclosure agreements with our employees, consultants, prospective customers, licensees and corporate partners. In addition, we control access to and distribution of our software, documentation and other proprietary information. Except for our browser product and certain limited escrow arrangements with respect to some of our other products, we generally do not provide customers with access to the source code for our products. Despite our efforts to protect our intellectual property and proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Effectively policing the unauthorized use of our products and trademarks is time consuming and costly, and there can be no assurance that the steps taken by us will prevent misappropriation of our technology or trademarks, particularly in foreign countries where in many instances the local laws or legal systems do not offer the same level of protection as in the United States.

If others claim that our products infringe their intellectual property rights, we may be forced to seek expensive licenses, reengineer our products, engage in expensive and time-consuming litigation or stop marketing and licensing our products.

We attempt to avoid infringing known proprietary rights of third parties in our product development efforts. However, we do not regularly conduct comprehensive patent searches to determine whether the technology used in our products infringes patents held by third parties. Because patent applications in the United States are not publicly disclosed until the patent is issued, applications may have been filed which relate to our software products. In addition, our competitors and other companies as well as research and academic institutions have conducted research for many years in the electronic messaging field, and this research could lead to the filing of further patent applications. If we were to discover that our products violated or potentially violated third-party proprietary rights, we might not be able to obtain licenses in which case we might not be able to continue offering those products without substantial reengineering. Any reengineering effort may not be successful, nor can we be certain that any licenses would be available on commercially reasonable terms.

Substantial litigation regarding intellectual property rights exists in the software industry, and we expect that software products may be increasingly subject to third-party infringement claims as the number of competitors in our industry segments grows and the functionality of software products in different industry segments overlaps. Any third-party infringement claims could be time consuming to defend, result in costly litigation, divert management’s attention and resources, cause product and service delays or require us to enter into royalty or licensing agreements. Any royalty or licensing arrangements, if required, may not be available on terms acceptable to us, if at all. A successful claim of infringement against us and our failure or inability to license the infringed or similar technology could have a material adverse effect on our business, financial condition and results of operations.

The security provided by our products could be breached, in which case our reputation, business, financial condition and operating results could suffer.

The occurrence or perception of security breaches could harm our business, financial condition and operating results. A fundamental requirement for online communications is the secure transmission of confidential information over the Internet. Third parties may attempt to breach the security provided by our products, or the security of our customers’ internal systems. If they are successful, they could obtain confidential information about our customers’ end users, including their passwords, financial account information, credit card numbers or other personal information. Our customers or their end users may file suits against us for any breach in security. Even if we are not held liable, a security breach could result in costly litigation and harm our reputation. The perception of security risks, whether or not valid, could inhibit market acceptance of our products. Despite our implementation of security measures, our software is vulnerable to computer viruses, electronic break-ins, intentional overloading of servers and other sabotage, and similar disruptions, which could lead to interruptions, delays, or loss of data. We may be required to expend significant capital and other resources to license encryption or other technologies to protect against security breaches or to alleviate problems caused by these breaches. In addition, our customers might decide to stop using or licensing our software if their end users experience security breaches.

Future governmental regulation of the Internet could limit our ability to conduct our business.

Although there are currently few laws and regulations directly applicable to the Internet and commercial messaging, a number of laws have been proposed involving the Internet, including laws addressing user privacy, pricing, content, copyrights, distribution, antitrust and characteristics and quality of products and services. Further, the growth and development of the market for online messaging or location products may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies, including us, that conduct such businesses. The adoption of any additional laws or regulations may impair the growth of the Internet or commercial online services, which would decrease the demand for our services and could increase our cost of doing business or otherwise harm our business, financial condition and operating results. Moreover, the applicability of existing laws governing property ownership, sales and other taxes, libel and personal privacy to the Internet is uncertain and may take years to resolve.

Our stock price may be volatile, exposing us to expensive and time-consuming securities class action litigation.

The stock market in general, and the stock prices of Internet-related companies in particular, has recently experienced sharp declines and extreme volatility, which has often been unrelated to the operating performance of any particular company or companies. If market or industry-based fluctuations continue, our stock price could decline below current levels regardless of our actual operating performance. If a large number of shares of our stock relative to the trading volume of our stock are sold in a short period of time, our stock price may decline rapidly. In the past, securities class action litigation has often been brought against companies following periods of sharp declines or volatility in their stock prices. In addition, often state court derivative actions have been brought against officers and directors of companies that have experienced sharp declines or significant volatility in their stock prices. We have experienced sharp declines and volatility in our stock price. Based upon publicly available information, a purported securities class action complaint has been filed against us, along with numerous other companies, in the U.S. District Court for the Southern District of New York and is described under Part II, Item 1. Legal Proceedings. In addition, we received notice on May 3, 2002, of the pending filing of a purported shareholder derivative lawsuit against certain of our former and current officers and directors of the Company. We may in the future be the target of similar class action, derivative lawsuits, or similar litigation. Such litigation could result in substantial costs and divert management’s time and resources, which could harm our business, financial condition and operating results.

16. ADDITIONAL INFORMATION.

With respect to the Offer, we filed a Tender Offer Statement on Schedule TO with the SEC on March 13, 2003, of which this Offer to Exchange dated March 23, 2003 is a part. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, before making a decision on whether to tender your options.

We recommend that you review the following materials that we have filed with the SEC before making a decision on whether to exchange your options:

(a)	our Quarterly Report on Form 10-Q for the quarter ended December 31, 2002, filed with the SEC on February 14, 2003;

(b)	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, filed with the SEC on November 14, 2002;

(c)	our Annual Report on Form 10-K for the fiscal year ending June 30, 2002, filed with the SEC on September 30, 2002.

The SEC file number for these filings is 001-16073. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W Room 1024 Washington, D.C. 20549	500 West Madison Street Suite 1400 Chicago, Illinois 60661

You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov and on our website at http://www.openwave.com.

Our common stock is quoted on the Nasdaq National Market under the symbol “OPWV”, and our SEC filings can be read at the following Nasdaq address:

Nasdaq Operations

1735 K Street, N.W.

Washington, D.C. 20006

We will also provide without charge to each employee upon their written or oral request, a copy of this Offer to Exchange or any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

Openwave Systems Inc.

Attn: Investor Relations

1400 Seaport Boulevard

Redwood City, CA 94063

or by telephoning us at (650) 480-8000 between the hours of 9:00 a.m. and 5:00 p.m., U.S. Pacific Standard Time.

As you read the documents listed in this Section 16, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer, you should rely on the statements made in the most recent document.

The information contained in this Offer about us should be read together with the information contained in the documents to which we have referred you.

17.	FORWARD LOOKING STATEMENTS; MISCELLANEOUS.

This Offer and our SEC reports referred to above include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (“Section 27A”) and Section 21E of the Securities Exchange Act of 1934 (“Section 21E”); however, the safe harbors of Section 27A and Section 21E do not apply to statements made in connection with this Offer. These forward-looking statements involve risks and uncertainties that include, among others, those set forth in Section 15 of this document.

If at any time we become aware of any jurisdiction where the making of this Offer violates the law, we will make a good faith effort to comply with the law. If, we cannot comply with the law, the Offer will not be made to, nor will exchanges be accepted from or on behalf of, the optionholders residing in that jurisdiction.

Our Board of Directors recognizes that the decision to accept or reject this Offer is an individual one that should be based on a variety of factors and you should consult your personal advisors if you have questions about your financial or tax situation. The information about this Offer from us is limited to this document, the attached Summary of Terms and the Tender Offer Statement on Schedule TO.

WE HAVE NOT AUTHORIZED ANY PERSON INSIDE OR OUTSIDE THE COMPANY TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE ATTACHED SUMMARY OF TERMS AND THE TENDER OFFER STATEMENT ON SCHEDULE TO. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY

INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Openwave Systems Inc.	March 13, 2003

SCHEDULE A

INFORMATION ABOUT OUR DIRECTORS AND

EXECUTIVE OFFICERS

Our directors and executive officers and their positions and offices as of March 12, 2003, are set forth in the following table:

Name	Age	Position and Offices Held
Bernard Puckett	57	Chairman of the Board
Donald Listwin	43	President, Chief Executive Officer and Director
Roger Evans	57	Director
Kevin Kennedy	47	Chief Operating Officer and Director
Bo Hedfors	58	Director
Alan Black	42	Senior Vice President, Corporate Affairs and Chief Financial Officer
Allen Snyder	48	Senior Vice President, Officer of Customer Operations, Customer Advocacy

The address of each director and executive officer is: c/o Openwave Systems Inc., 1400 Seaport Boulevard, Redwood City, CA 94063.

Bernard Puckett has served as a Director of the Company since November 2000, was appointed Vice-Chairman of the Board of Directors in February 2002 and appointed Chairman of the Board of Directors in October 2002. Prior to the merger of Phone.com and Software.com, Mr. Puckett was a director of Software.com from July 1997 to 2000. From January 1994 to January 1996, Mr. Puckett was President and CEO of Mobile Telecommunications Technologies. From 1967 to 1994, Mr. Puckett was at IBM Corp., where he held a variety of positions including, Senior Vice President, Corporate Strategy and Development and Vice President and General Manager, Applications Software. Mr. Puckett also serves on the board of directors of Syncor International Corporation and IMS Health. Mr. Puckett received his B.S. in mathematics from the University of Mississippi.

Don Listwin has served as President and CEO of the Company since November 2000 and was Chairman of the Board from June 2001 to October 2002. In October 2002, Mr. Listwin stepped down as Chairman of the Board and Mr. Puckett assumed the role of Chairman. Mr. Listwin has over 20 years of experience in the networking industry, including 10 years at Cisco Systems. While at Cisco, he led many growth strategies, such as entry into IBM Internetworking, the access market, and the service provider market. He also spearheaded Cisco’s strategy to build the company’s “New World” communications network created to support the service provider market. Mr. Listwin serves on the Board of Directors of Redback Networks and Cellular Telecommunications and Internet Associations (CTIA). He also is Chairman of the board of directors of NetAid, a worldwide Internet-based program designed to empower individuals toward the goal of eradicating poverty in developing nations. Mr. Listwin holds a B.S. in Electrical Engineering from the University of Saskatchewan, Canada.

1

Roger Evans has served as a Director of the Company (serving as director of Phone.com prior to the merger of Phone.com and Software.com) since 1995. Mr. Evans has been associated with Greylock Partners, a Boston-based venture capital firm since 1989, serving as a general partner since January 1991. At Greylock Partners, Mr. Evans focuses on the data communication industry. He also serves as a director of Copper Mountain Networks, Inc. and several privately held companies. Mr. Evans is a graduate of Cambridge University.

Kevin Kennedy was appointed to fill the vacancy created by John MacFarlane’s resignation from the Board of Directors in October 2002. Kevin Kennedy has served as Chief Operating Office since August 2001. Prior to joining the Company, Mr. Kennedy spent seven years at Cisco Systems and 17 years at Bell Laboratories where he was responsible for establishing vision, shaping strategy, and driving the execution and timing delivery of innovative, value-added solutions. In 1987, Mr. Kennedy was a congressional fellow to the U.S. House of Representative Committee on Science, Space and Technology, assisting Congress in understanding technology policy and U.S. high-technology competitiveness. Mr. Kennedy currently serves as a Telecom Fund Technical Advisor to Pictet & Cie, a technical advisor to Cisco Systems, and sits on the Board of Directors of JDS Uniphase and Quantum. Mr. Kennedy holds a B.S. Degree in Mechanical Engineering from Lehigh University in Pennsylvania, and M.S. and Ph.D. from Rutgers University in New Jersey. He has taught at Rutgers and published more than 30 technical articles on computational methods and issues of technology management.

Bo Hedfors joined the Company as a director on April 23, 2002. Mr. Hedfors is currently President of Hedfone Consulting, which was established in April 2002. From 1995-1998 Mr. Hedfors held the position of Chief Executive Officer for Ericsson, Inc. From 1998-2002 he was an Executive Vice President for Motorola, first in the wireless infrastructure section of the company and then in the telecom strategy unit. Mr. Hedfors is currently a director for Virtutech AB, Castell Media AB and SwitchCore AB. He has a M.S. degree in Electrical Engineering from Chalmers Institute of Technology.

Alan Black has served as Senior Vice President, Corporate Affairs and Chief Financial Officer since 2000. Prior to the merger of Phone.com and Software.com, he was the Vice President of Finance and Administration, Chief Financial Officer, and Treasurer of Phone.com. Prior to joining Phone.com, Mr. Black served as Chief Financial Officer at Vicor, Inc., a provider of Internet information capture and delivery systems for financial services firms. He also spent 10 years at KPMG, working as an audit professional for four years in KPMG’s Canadian firm and six years at KPMG in the U.S. Mr. Black holds a Bachelor’s of Commerce and a graduate diploma in Public Accountancy from McGill University. He is a member of the California Society of Certified Public Accountants and the Canadian Institute of Chartered Accountants.

Allen Snyder has served as Senior Vice President, Office of Customer Operations, Customer Advocacy since December 2000. Mr. Snyder has over 25 years of experience in the high-tech industry, including 19 years of management leadership in customer service, software support, and professional services. Before joining the Company, he served as Senior Vice President, Oracle Support Services, Americas and was Vice President of Operations, Worldwide Services at Digital Equipment Corporation. Mr. Snyder serves on the Board of Directors of Storability Inc. and Equel Corporation. Mr. Snyder is a graduate of the United States Air Force’s combined Electrical Engineering and Computer Technologies program. He received an ASEE from USAF/Allegheny College and is a graduate of Northeastern University’s Executive Management Development Program.

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SUPPLEMENT 1

A GUIDE TO ISSUES IN AUSTRALIA

The following is a general summary of the tax consequences of the cancellation of an Eligible Option for the right to receive a subsequent grant of a Replacement Option if you elect to participate in the Offer and are a tax resident in Australia. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. We strongly recommend that you consult with your personal tax advisor prior to participating in the Offer.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Cancellation of Eligible Options in Exchange for Right to Receive Replacement Options

Your voluntary surrender of Eligible Options pursuant to the terms of the Offer may be deemed a disposal of your Eligible Options in consideration for the right to receive Replacement Options. The amount and characterization of taxable income depends on whether you elected to be taxed on your Eligible Options in the income year of their grant.

Surrender of Eligible Options

If You Did Not Make an Election: If you did not make an election to be taxed in the income year of grant of the cancelled options, you may be subject to tax on the market value (as defined under Australian tax law) of the cancelled options on the cancellation date at your marginal rate of tax. Because the option price of the cancelled options will likely exceed the current market value of the underlying shares at the time of the cancellation, the market value of the cancelled options will be determined in accordance with a statutory formula. The market value under the formula is based on the market value of the underlying shares, the option price of the option and the remaining exercise period. In accordance with the statutory formula, the market value of the cancelled options will be nil where the market value of the underlying shares at the time of cancellation is less than 50% of the original option price.

If You Made an Election: If you made an election to be taxed in the income year of the grant of cancelled options, you may be subject to capital gains tax. Your capital gain may be calculated as the difference between the market value of the cancelled options at the time of the cancellation1 and the market value of the cancelled options at the time of the grant. If, at the time of the cancellation of existing options, you have held the existing options for at least one year prior to the cancellation, you may only be subject to capital gains tax on 50% of your capital gain. If you have not held the existing options for at least one year, you may be subject to capital gains tax on all of your capital gain.

If the market value of the cancelled options at the time of cancellation is less than the market value of the cancelled options at the time of grant, you may be entitled to claim a capital

[1]	The market value of the cancelled options is the price at which an arm’s length purchaser would be willing to acquire the cancelled options. While there is no requirement to apply the statutory formula to determine the market value of the cancelled options under the capital gains tax provisions, the Commissioner of Taxation is likely to accept the value determined thereunder.

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loss in this amount. Capital losses are available to offset current year or future year capital gains. A capital loss cannot be used to offset other income.

Taxation of Right to Receive Replacement Options

If You Make an Election: The acquisition of the right to receive a Replacement Option after the cancellation of the Eligible Options will constitute the acquisition of a qualifying right (the “New Right”) under the Australian rules for an employee share scheme. You will only be taxed on the grant of the New Right if you make election to that effect. The amount included in your assessable income will be the market value of the New Right at the time of grant less the market value of the cancelled options at the time of cancellation.

If you make an election, then it will cover each right, option and share in Openwave that you acquire during the income year.

If You do Not Make an Election: If you do not make an election to be taxed upon the grant of the New Right, then you must include an amount in your assessable income for the income year in which the earliest of the following assessment times occurs in relation to the New Right (“Alternative Assessment Time”):

•	when you dispose of the Replacement Options acquired pursuant to the New Right (other than by exercise);

•	when your employment ceases;

•	when your Replacement Options acquired pursuant to the New Right are exercised; and

•	when the Replacement Options acquired pursuant to the New Right expire (subject to a 10 year limit).

The amount which you must include in your assessable income for the income year in which the Alternative Assessment Time occurs in relation to the New Right will be:

•	where you dispose of the new options (or the shares acquired as a result of exercising the new option) in an arm’s length transaction within 30 days after the Alternative Assessment Time – the amount or value of any consideration you receive for the disposal less the consideration paid to acquire the New Right[2] (reduced by the option price of the new options, if the new options have been exercised); or

•	in any other case – the market value of the New Right or new options (or the shares acquired as a result of exercising the new options) at the Alternative Assessment Time less the consideration paid to acquire the New Right (reduced by the option price of the new options, if the new options have been exercised).

No Benefit Where New Right Lost: If you lose the benefit of the New Right before you are able to exercise the new options granted pursuant to the New Right (e.g., you cease working for Openwave or its affiliates before you exercise the new options), you will be deemed to have

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never acquired the New Right. In that case, no amount needs to be included in your assessable income in relation to the acquisition of the New Right. If necessary, you may amend an assessment to exclude an amount previously included in assessable income in relation to the acquisition of the New Right. In addition, you may also be entitled to a capital loss equal to amount that you paid tax on as a result of the cancellation of existing options.

Grant of New Option

You will not be subject to tax when your Replacement Options are granted to you.

Sale of Replacement Option Shares

If you acquire shares at exercise, you will be subject to capital gains tax when you sell the shares. Provided you sell the shares in an arm’s length transaction, the gain will be calculated as the difference between the sale proceeds and the fair market value (as defined under Australian law) of the shares at exercise. If you have held the shares for at least one year at the time of sale, then only 50% of this amount will be subject to capital gains tax. If you have not held the shares for at least one year, you will be subject to capital gains tax on all of your capital gain.

Provided you sell the shares in an arm’s length transaction, if the sale proceeds are less than the fair market value of shares at the time of exercise, you will be entitled to claim a capital loss in this amount. Capital losses are available to offset current year or future year capital gains. A capital loss cannot be used to offset other income.

Withholding and Reporting

Your employer is not required to withhold taxes with respect to the exchange, the grant or exercise of the new Replacement Options or the sale of shares. It is your obligation to report any benefits arising in connection with your stock options and to pay all applicable taxes, including income tax and Medicare levy and surcharge (if applicable).

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SUPPLEMENT 2

A GUIDE TO ISSUES IN CANADA

The following is a general summary of the tax consequences of the cancellation of an Eligible Option for the right to receive a subsequent grant of a Replacement Option if you elect to participate in the Offer and are a tax resident in Canada. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. We strongly recommend that you consult with your personal tax advisor prior to participating in the Offer.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Cancellation of Eligible Options in Exchange for Right to Receive Replacement Options

The tax treatment as a result of the exchange of your Eligible Options for Replacement Options is not completely certain. It is likely that the Canada Customs and Revenue Agency (the “CCRA”) will treat the exchange as two separate transactions (i.e., a tender of your Eligible Options for cancellation followed by a grant of your Replacement Options where the tender is viewed as a disposition for no consideration). However, it is also possible that the CCRA will treat the exchange as a continuation of your Eligible Options with a reduction in the option price. In the latter case, assuming that the amendments to the Income Tax Act released on December 20, 2002 become law in the form proposed, the CCRA should view the exchange as a tax-free exchange of options that would not disentitle you from claiming the one-half deduction in computing the taxable income arising upon the exercise of the Replacement Options and the Cdn$100,000 annual tax deferral, discussed below. If the proposed amendments do not become law (although this appears to be unlikely), and the CCRA views the exchange as a single transaction, you could lose the benefit of the 50% deduction and tax deferral ordinarily available upon the exercise of fair market value options.

Grant of Replacement Option

You will not be subject to tax when the Replacement Option is granted to you.

Exercise of Replacement Option

When you exercise the Replacement Option, you will be subject to income tax on the difference (spread) between the fair market value of the shares on the date of exercise and the exercise price. Provided that the shares satisfy certain conditions, 50% of the spread may be permanently excluded from the taxable amount. The remaining 50% of the spread will be taxed at your marginal tax rate. It may be possible to defer taxation of the taxable portion of the spread until the earliest of: (i) when you sell the shares purchased upon exercise of the Replacement Option; (ii) when you die; or (iii) when you become a non-resident of Canada. To be eligible for this deferral, you must file an election in the form of a letter with your employer by January 15 of the year following the year in which shares are purchased upon exercise.

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You may only defer the tax on the spread at exercise on up to C$100,000 worth of options that vest in any one-year. For the purpose of calculating this limit, the value of an option equals the fair market value of the shares subject to the option at the time the option was granted.

Under the current law, if the CCRA treats the option exchange as a continuation of the eligible options, the 50% deduction and the tax deferral will not be available. However, if the draft legislation discussed above is passed and the CCRA treats the option exchange as a continuation of your Eligible Options, you will be deemed to have effected a tax-free exchange of options and the 50% deduction and tax deferral will be available.

You will be subject to social insurance contributions on the taxable benefit to the extent you have not exceed the annual wage ceiling.

Sale of Shares

To the extent you receive shares upon the exercise of your Replacement Options, you will be subject to tax when you subsequently sell the shares. The taxable amount will be one-half of the difference between the sale proceeds and the adjusted cost basis of the shares (generally, the fair market value on the date of exercise), less any brokerage fees. In addition, any amount on which taxation was deferred at exercise, if applicable, will become taxable at the time the shares are sold. Income tax will be assessed on the taxable income at your marginal income tax rate.

If you own other shares of Openwave which you have acquired upon exercise of other options or otherwise, your adjusted cost basis may be different than described above. In order to preserve the cost basis of shares sold in a cashless exercise, you will have to specifically identify any such shares in your annual tax return. Shares acquired upon the exercise of options for which a tax deferral election has been filed will also retain their own cost basis. You are strongly advised to consult your tax advisor in any of these situations.

One-half of any loss arising on the sale of the shares (including any brokerage fees) may be deducted from any taxable capital gain for the year, the previous three taxation years, or any subsequent year.

Withholding and Reporting

Your employer is required to withhold and report income tax and social insurance contributions that may apply when you exercise your option. A copy of the T4 form containing information regarding the income recognized upon the exercise of options, including any amount excluded under the one-half exemption rule and the value of any deferred stock option benefit, if applicable, will be delivered to you prior to the last day of February in the year following the year in which you exercise the new options.

If your actual tax liability differs from the amount withheld, it is your responsibility to pay the additional tax. In addition, you will be responsible for paying any taxes due upon the sale of shares. For each year that you defer taxation, if any, you must file a Form T1212 with the CCRA with your annual tax return.

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SUPPLEMENT 3

A GUIDE TO ISSUES IN CHINA

The following is a general summary of the tax consequences of the cancellation of an Eligible Option for the right to receive a subsequent grant of a Replacement Option if you elect to participate in the Offer and are a tax resident in China. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. We strongly recommend that you consult with your personal tax advisor prior to participating in the Offer.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Cancellation of Eligible Options in Exchange for Right to Receive Replacement Options

We believe it is unlikely that you will be subject to income tax as a result of the cancellation of an Eligible Option for the right to receive a subsequent grant of a Replacement Option if you elect to participate in the Offer, however, this result is not completely certain.

Grant of Replacement Option

You will not be subject to tax when the Replacement Option is granted to you.

Method of Exercise

Due to legal restrictions in China, any grant of Replacement Options will provide for the cashless sell-all method of exercise whereby the options are exercised without remitting any cash. You will not be entitled to receive and hold shares of Openwave stock when you exercise your Replacement Options. Under the cashless sell-all method of exercise, the broker will immediately sell all of the shares that you are entitled to purchase. You will receive the cash proceeds from the sale, minus the exercise price and any taxes, withholding obligations, commissions and brokers’ fees associated with the transaction.

Exercise of Replacement Option

When you exercise the Replacement Option, you will be subject to income tax on the difference (or spread) between the fair market value of the shares on the date of exercise and the exercise price. The spread will be treated as salary or wages and will be taxed at your marginal tax rate. The spread may also be subject to social insurance contributions.

Withholding and Reporting

Your employer will be required to withhold and report income tax when you exercise your Replacement Option. Your employer may also be required to withhold and report social insurance contributions that may apply when you exercise your Replacement Option. You will be responsible for paying any difference between the actual tax liability and the amount withheld.

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SUPPLEMENT 4

A GUIDE TO ISSUES IN HONG KONG

The following is a general summary of the tax consequences of the cancellation of an Eligible Option for the right to receive a subsequent grant of a Replacement Option if you elect to participate in the Offer and are a tax resident in Hong Kong. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. We strongly recommend that you consult with your personal tax advisor prior to participating in the Offer.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Cancellation of Eligible Options in Exchange for Right to Receive Replacement Options

It is unlikely that you will be subject to income tax as a result of the cancellation of an Eligible Option for the right to receive a subsequent grant of a Replacement Option if you elect to participate in the Offer.

Grant of Replacement Option

You will not be subject to tax when the Replacement Option is granted to you.

Exercise of Replacement Option

When you exercise the Replacement Option, you will be subject to income tax on the difference (or spread) between the fair market value of the shares on the date of exercise and the exercise price. The spread will be treated as salary or wages and will be taxed at your marginal salaries tax rate.

Sale of Shares

You will not be subject to salaries tax or capital gains tax when you sell the shares.

Withholding and Reporting

Your employer is not required to withhold income tax or social insurance contributions when you exercise your Replacement Option. However, your employer will be required to report any taxable benefits arising from the exercise of your Replacement Option as part of its normal annual return of compensation paid to you. It is your responsibility to report and pay all applicable taxes.

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SUPPLEMENT 5

A GUIDE TO ISSUES IN ITALY

The following is a general summary of the tax consequences of the cancellation of an Eligible Option for the right to receive a subsequent grant of a Replacement Option if you elect to participate in the Offer and are a tax resident of Italy. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. We strongly recommend that you consult with your personal tax advisor prior to participating in the Offer.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Cancellation of Eligible Options in Exchange for Right to Receive Replacement Options

You will not be subject to income tax as a result of the cancellation of an Eligible Option for the right to receive a subsequent grant of a Replacement Option if you elect to participate in the Offer.

Grant of Replacement Option

You will not be subject to tax when the Replacement Option is granted to you.

Note that in order to satisfy the requirements of a fair market value plan under Italian tax law and receive favorable tax treatment, any Replacement Options granted to you as a result of your participation in the Offer will have an exercise price per share equal to the higher of (i) the fair market value of Openwave common stock on the grant date of the Replacement Option and (ii) the average of the closing prices during the 30 days preceding the grant date of the Replacement Option. Because the option price will be determined under this formula, the option price for your Replacement Options may be higher than for other employees.

Exercise of Replacement Option

Because any Replacement Option that may be granted to you as a result of your participation in the Offer will satisfy the requirements of a fair market value plan, you will not be subject to income tax or social security contributions at the time you exercise your Replacement Option. Instead, taxation will be deferred until the time you sell your shares.

Sale of Shares

To the extent you receive shares upon exercise of your Replacement Options, you will be subject to capital gains tax when you subsequently sell them. If you did not pay tax at the time of exercise as a result of the fair market value plan exemption, you will be taxed on the difference between the sales price and the fair market value of the shares on the date of exercise. Capital gains are currently taxed at a flat rate of 12.5%.

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You may also elect to be taxed under one of two alternative tax regimes. To be eligible for either of these methods, you must transfer your stock certificates to the custody of a broker authorized by the Italian Ministry of Finance.

Administered Savings Method

Under the administered savings method, you deposit shares with an authorized broker, but you retain the right to make investment decisions. Under this method, a 12.5% flat withholding tax is levied on the capital gains for each transaction. Your broker pays the tax from the sale proceeds at the time of the sale of the shares, so that capital gain is not included on your annual tax return. The advantage of this tax regime is that it preserves the anonymity of the owner of the shares. The tax effect, however, is the same as described above in the Sale of Shares.

Managed Savings Method

Under the managed savings method, you deposit shares with an authorized broker and leave the administration and investment decisions to the broker. In this case, the 12.5% flat withholding tax is levied not on the capital gain actually realized through the sale of the shares but on the net result of your entire investment portfolio with the broker, i.e., the difference between the value of your portfolio at the end of the year and the value of the portfolio at the beginning of the year, subject to some adjustment. Once again, the broker pays the tax at the end of the year from your account and the gain is not included on your individual tax return. The advantage of this method is that it preserves the anonymity of the owner of the shares. The disadvantage is that your taxable amount is not equal to capital gains actually realized through the sale of the shares, but rather is based on the increased value of the shares held in your portfolio.

Withholding and Reporting

Your employer is not required to withhold and report income tax or social insurance contributions on account of options that satisfy the requirements of a fair market value plan. In this case, it is your responsibility to report and pay any taxes resulting from the sale of your shares.

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SUPPLEMENT 6

A GUIDE TO ISSUES IN JAPAN

The following is a general summary of the tax consequences of the cancellation of an Eligible Option for the right to receive a subsequent grant of a Replacement Option if you elect to participate in the Offer and are a tax resident in Japan. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. We strongly recommend that you consult with your personal tax advisor prior to participating in the Offer.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Cancellation of Eligible Options in Exchange for Right to Receive Replacement Options

We believe it is unlikely that you will be subject to income tax as a result of the cancellation of an Eligible Option for the right to receive a subsequent grant of a Replacement Option if you elect to participate in the Offer, however, this result is not completely certain. There is a risk that the cancellation of your Eligible options and the subsequent grant of Replacement Options may be viewed under Japanese tax laws as a taxable exchange, giving rise to a taxable event at the time of the exchange. You should therefore confirm the tax treatment of participating in the Offer with your personal tax advisor.

Grant of Replacement Option

You will not be subject to tax when the Replacement Option is granted to you.

Exercise of Replacement Option

When you exercise the Replacement Option, you will be subject to income tax on the difference (or spread) between the fair market value of the shares on the date of exercise and the exercise price. The spread will generally be treated as “remuneration income” and will be taxed at your marginal tax rate, although this matter is currently the subject of litigation in the Japanese courts. Social insurance contributions will not be due on the spread at exercise.

Please note that the Japanese tax authorities are aware that employees of Japanese affiliates of U.S. companies may earn substantial income as a result of stock options and that they are continuously auditing the tax returns of such employees to confirm that they have correctly reported the resulting income.

Sale of Shares

To the extent you receive shares upon exercise of your Replacement Options, you will be subject to capital gains tax when you subsequently sell them based on the difference between the sales price and the fair market value of the shares on the date of exercise. As of January 1, 2003, the tax rate on net capital gains for certain listed shares (including those listed on a foreign stock market) is 20% if they are sold through a securities broker licensed in Japan. Additional favorable capital gain tax treatment may apply on a temporary basis for shares sold between

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2003 and 2007. This treatment will apply to shares of publicly listed companies (including foreign listed companies) that satisfy certain additional conditions.

Withholding and Reporting

Your employer is not required to withhold income tax or social contributions when you exercise your option. You will be responsible for filing a tax return and reporting and paying any income taxes resulting from the exchange, the exercise of the Replacement Options or the sale of shares.

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SUPPLEMENT 7

A GUIDE TO ISSUES IN KOREA

The following is a general summary of the tax consequences of the cancellation of an Eligible Option for the right to receive a subsequent grant of a Replacement Option if you elect to participate in the Offer and are a tax resident in Korea. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. We strongly recommend that you consult with your personal tax advisor prior to participating in the Offer.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Cancellation of Eligible Options in Exchange for Right to Receive Replacement Options

We believe it is unlikely that you will be subject to income tax as a result of the cancellation of an Eligible Option for the right to receive a subsequent grant of a Replacement Option if you elect to participate in the Offer, however, this result is not completely certain.

Grant of Replacement Option

You will not be subject to tax when the Replacement Option is granted to you.

Exercise of Replacement Option

When you exercise the Replacement Option, you will be subject to income tax and social insurance contributions on the difference (or spread) between the fair market value of the shares on the date of exercise and the exercise price. The spread will be treated as salary or wages and will be taxed at your marginal tax rate.

Sale of Shares

To the extent you receive shares upon exercise of your Replacement Option, you will be subject to capital gains tax when you subsequently sell them based on the difference between the sales price and the fair market value of the shares on the date of exercise. However, you will only be subject to tax if the value of shares (and any other company shares) sold in that year is more than the exempt amount, which is KRW2,500,000 per asset type. Any gain you realize on stock assets that exceeds KRW2,500,000 will be subject to capital gains tax.

No securities transaction tax should apply to the subsequent sale of shares acquired from the exercise of the Replacement Option.

Withholding and Reporting

To the extent your employer reimburses Openwave for the exercise spread, your employer will be required to withhold and report income tax and any social insurance contributions that may apply when you exercise your Replacement Option. If your employer

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does not reimburse Openwave for the exercise spread, you will be responsible for reporting and paying income tax and any social insurance contribution liability that may arise.

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SUPPLEMENT 8

A GUIDE TO ISSUES IN THE NETHERLANDS

The following is a general summary of the tax consequences of the cancellation of an Eligible Option for the right to receive a subsequent grant of a Replacement Option if you elect to participate in the Offer and are a tax resident in The Netherlands. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. We strongly recommend that you consult with your personal tax advisor prior to participating in the Offer.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Cancellation of Eligible Options in Exchange for Right to Receive Replacement Options

We believe that the exchange of an Eligible Option for the right to receive a Replacement Option will not be treated as a taxable event. In a ruling obtained by Openwave from the Dutch tax authorities in connection with a previous offer to exchange outstanding stock options, the authorities confirmed that no wage withholding requirement would be imposed on the employer and that no taxes should be payable by the employees on account of their participation in the offer to exchange. The ruling is not technically binding on the local wage tax inspectors, and though highly unlikely, a local tax inspector could take the position that employees are liable to pay additional tax on account of their participation in the offer to exchange outstanding options.

Grant of Replacement Option

You will not be subject to tax when the Replacement Option is granted to you.

Method of Exercise

In order to defer the taxable event until the time of exercise, any grant of Replacement Options will provide for the cashless sell-all method of exercise. Under the cashless sell-all method of exercise, you are required to sell all the options you are entitled to receive pursuant to you Replacement Option immediately upon exercise. The sale proceeds, less the exercise price, broker’s fees and any applicable withholding taxes will be remitted to you in cash. You will not be entitled to obtain shares pursuant to this method of exercise.

Exercise of Replacement Option

You will be subject to income tax and social insurance contributions on the difference (or spread) between the fair market value of the shares on the date of exercise and the exercise price.

Withholding and Reporting

Your employer is required to withhold and report income tax and social insurance contributions on the spread at the time of exercise.

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SUPPLEMENT 9

A GUIDE TO ISSUES IN SPAIN

The following is a general summary of the tax consequences of the cancellation of an Eligible Option for the right to receive a subsequent grant of a Replacement Option if you elect to participate in the Offer and are a tax resident in Spain. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. We strongly recommend that you consult with your personal tax advisor prior to participating in the Offer.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Cancellation of Eligible Options in Exchange for Right to Receive Replacement Options

It is unlikely that you will be subject to tax as a result of the cancellation of an Eligible Option for the right to receive a subsequent grant of a Replacement Option if you elect to participate in the Offer.

Grant of Replacement Option

You will not be subject to tax when the Replacement Option is granted to you.

Exercise of Replacement Option

You will be subject to income tax and social insurance contributions on the difference (or spread) between the fair market value of the shares on the date of exercise and the exercise price. The spread will likely be considered compensation in-kind subject to payment on account.

Notwithstanding the foregoing, the first €12,000 of the spread at exercise in a 12-month period will not be taxable provided that the following conditions are met: (1) the transferred shares are stock of your employer or another company in the employer’s group; (2) the offer must be carried out in compliance with the general compensation policy of the employer and it contributes to the participation of the employees in the employing company; (3) you hold the shares acquired at exercise for at least three years after exercise; and (4) you or your close relatives do not own more than 5% of Openwave’s capital. If you sell your shares prior to the expiration of the three-year period, the €12,000 of the spread at exercise that was exempt will be taxable to you. In the event of a sale within three years, it will be your responsibility to file a supplemental tax return for the tax year in which the option was exercised.

Sale of Shares

To the extent you receive shares upon exercise, you will be subject to capital gains tax when you subsequently sell them based on the difference between the sales price and the exercise price, plus any expenses incurred (the “acquisition cost”). You should consult your tax advisor at the time of sale to determine the appropriate acquisition cost.

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If you hold the shares for one year or less, the capital gain will be taxed at the general income tax rate. If you hold the shares for more than one year, the capital gain will be taxed at a flat rate of 15%.

Withholding and Reporting

If the taxable spread at exercise is considered compensation in-kind, your employer will charge its portion of payment on account obligation to you. Such amount will be withheld from either the spread at exercise and/or your salary. You will be entitled to deduct the payment on account and obtain a tax credit from your income tax obligation.

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SUPPLEMENT 10

A GUIDE TO ISSUES IN SWEDEN

The following is a general summary of the tax consequences of the cancellation of an Eligible Option for the right to receive a subsequent grant of a Replacement Option if you elect to participate in the Offer and are a tax resident in Sweden. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. We strongly recommend that you consult with your personal tax advisor prior to participating in the Offer.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Cancellation of Eligible Options in Exchange for Right to Receive Replacement Options

You will not be subject to income tax as a result of the cancellation of an Eligible Option for the right to receive a subsequent grant of a Replacement Option if you elect to participate in the Offer.

Grant of Replacement Option

You will not be subject to tax when the Replacement Option is granted to you.

Exercise of Replacement Option

When you exercise the Replacement Option, you will be subject to income tax and social insurance contributions on the difference (or spread) between the fair market value of the shares on the date of exercise and the exercise price. The spread is taxed as ordinary salary income at your progressive tax rate.

Sale of Shares

To the extent you receive shares upon exercise, you will be subject to capital gains tax when you subsequently sell them based on the difference between the sales price and the fair market value of the shares on the date of exercise. Capital gains are currently taxed at a flat rate of 30%.

Withholding and Reporting

Your employer is required to withhold and report income tax and social insurance contributions that may apply when you exercise your option. You must report the spread at exercise on your annual statement of earnings.

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SUPPLEMENT 11

A GUIDE TO ISSUES IN THE UNITED KINGDOM

The following is a general summary of the tax consequences of the cancellation of an Eligible Option for the right to receive a subsequent grant of a Replacement Option if you elect to participate in the Offer and are a tax resident in the United Kingdom. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. We strongly recommend that you consult with your personal tax advisor prior to participating in the Offer.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Cancellation of Eligible Options in Exchange for Right to Receive Replacement Options

You will not be subject to income tax as a result of the cancellation of an Eligible Option for the right to receive a subsequent grant of a Replacement Option if you elect to participate in the Offer.

Grant of Replacement Option

You will not be subject to tax when the Replacement Option is granted to you.

In accordance with rules promulgated by the Inland Revenue, employers and employees are required to pay National Insurance Contributions (“NICs”) based on employees’ earnings, including the income in connection with the exercise of options granted after 5 April 1999. If you choose to exchange your Eligible Options for Replacement Options, the Replacement Option grant is conditioned on you signing a joint election agreement through which you agree to pay your employer’s NIC liability.

Exercise of Replacement Option

When you exercise the Replacement Option, you will be subject to income tax on the difference (or spread) between the fair market value of the shares on the date of exercise and the exercise price. At the time of exercise, in addition to your portion of the NIC liability, you will also be required to pay your employer’s portion of any NIC liability arising from your exercise. Employer’s NIC liability is uncapped and beginning 6 April 2003 will be 12.8%, however, you will be entitled to deduct the employer NIC payments you make for the purposes of calculating the amount of the gain subject to income tax on the exercise of the Replacement Options.

Sale of Shares

To the extent you receive shares upon the exercise of your Replacement Options, you will recognize a capital gain when you subsequently sell them based on the difference between : (1) the sale proceeds and (2) the fair market value of the shares at exercise (less any costs of acquisition or disposal) plus any additional amount that was subject to tax at exercise. However, you should be aware that the UK government may shortly introduce legislation to change the method of determining the gain subject to capital gains tax. If this legislation is passed, it is

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expected that the gain will be calculated as the difference between the sale proceeds and the fair market value of the shares at exercise.

An annual exemption is available to set against total gains of £7,700 for the tax year 6 April 2002 to 5 April 2003 and you may also be able to benefit from taper relief to reduce your chargeable gain. The rate of taper relief is dependent upon the number of years during which shares are held and whether you continue to be employed by your employer or a related company during this time.

Withholding and Reporting

Your employer will be responsible for income tax withholding under the Pay As You Earn system, or PAYE, in relation to the tax due on the spread realized on the exercise of your Replacement Options. Your employer will arrange for the payment of income tax and NICs on the spread at exercise or will withhold funds on account of income tax and NICs on the spread at exercise from the payroll, the proceeds of exercise and sale, or otherwise. You will be required to pay any income tax or NIC liability to your employer at the time of exercise. If you fail to pay your employer the income tax due on the spread within 30 days of the date of exercise of your option, you will be deemed to have received a further taxable benefit equal to the amount of income tax due on the spread at exercise. This will give rise to a further income tax charge (the taxable benefit will be equal to the amount of income tax that your employer will have paid on your behalf). You will be responsible for paying any taxes owed as a result of any difference between the actual tax liability and the amount withheld, as well as any taxes payable as a result of the sale of the shares.

Your employer is required to report the details of the exchange of options, the Replacement Option grant and any future option exercises on its annual U.K. Inland Revenue tax return and on your annual benefits return.

You are responsible for reporting the details of any liabilities arising from the exercise of your Replacement Options and from the sale or disposal of shares to the U.K. Inland Revenue on your annual tax return.

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